UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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INTERDIGITAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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InterDigital, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 12, 2019

TO THE SHAREHOLDERS OF INTERDIGITAL, INC.:

We are pleased to invite you to attend our 2019 annual meeting of shareholders, which will be held on Wednesday, June 12, 2019, at 2:00 PM Eastern Time. This year’s annual meeting will be held as a virtual meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting IDCC.onlineshareholdermeeting.com. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Further details regarding the virtual meeting are included in the accompanying proxy statement. At the annual meeting, the holders of our outstanding common stock will act on the following matters:

1.	Election of the seven director nominees named in the proxy statement, each for a term of one year;

2.	Advisory resolution to approve executive compensation;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

4.	Such other business as may properly come before the annual meeting.

We are pleased to be using the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this process expedites shareholders’ receipt of the proxy materials, lowers the costs of the annual meeting and helps to conserve natural resources. We also believe that hosting a virtual meeting will enable participation by more of our shareholders in our annual meeting while lowering the cost of conducting the meeting. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. On or about April 26, 2019, we began mailing our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2019 proxy statement and 2018 annual report and how to vote online. The Notice also includes instructions on how to request a paper copy of the proxy materials, including the notice of annual meeting, 2019 proxy statement, 2018 annual report and proxy card.

All holders of record of shares of our common stock (NASDAQ: IDCC) at the close of business on April 8, 2019, are entitled to vote at the annual meeting and at any postponements or adjournments of the annual meeting. Your vote is important. Regardless of whether you plan to attend the annual meeting, please cast your vote as instructed in the Notice as promptly as possible. Alternatively, if you wish to receive paper copies of your proxy materials, including the proxy card, please follow the instructions in the Notice. Once you receive paper copies of your proxy materials, please complete, sign, date and promptly return the proxy card in the postage-prepaid return envelope provided, or follow the instructions set forth on the proxy card to vote your shares over the Internet or by telephone. Your prompt response is necessary to ensure that your shares are represented at the annual meeting. Voting by Internet, telephone or mail will not affect your right to vote at the annual meeting if you decide to attend the virtual meeting through IDCC.onlineshareholdermeeting.com. If you are a shareholder who holds stock in a brokerage account (a “street name” holder), you will receive instructions from the holder of record, which you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING:

The annual meeting will be held as a virtual meeting and begin promptly at 2:00 PM Eastern Time. In order to attend and participate in the annual meeting, you will need to visit IDCC.onlineshareholdermeeting.com and follow the instructions that are included in the Notice, on your proxy card or in the voting instructions accompanying your proxy materials. You will also need the 16-digit control number provided therein, and, if you have elected to receive electronic delivery of your proxy materials, the four-digit PIN number established at the time of your enrollment. Online check-in will begin at 1:30 PM Eastern Time. Please allow sufficient time to complete the online check-in process.

By Order of the Board of Directors,

JANNIE K. LAU
Chief Legal Officer, General Counsel and Corporate Secretary

April 26, 2019

Wilmington, Delaware

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INTERDIGITAL, INC.

200 Bellevue Parkway, Suite 300

Wilmington, Delaware 19809-3727

PROXY STATEMENT

This proxy statement contains information relating to our annual meeting of shareholders to be held on Wednesday, June 12, 2019, at 2:00 PM Eastern Time, and at any postponements or adjournments of the annual meeting. This year’s annual meeting of shareholders will be held as a virtual meeting. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend and participate in the annual meeting online via a live webcast by visiting IDCC.onlineshareholdermeeting.com. In addition to voting by submitting your proxy prior to the annual meeting, you also will be able to vote your shares electronically during the annual meeting. Your proxy for the annual meeting is being solicited by our Board of Directors (the “Board”).

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our shareholders primarily via the Internet, rather than mailing printed copies of these materials to each shareholder. We believe that this process will expedite shareholders’ receipt of the proxy materials, lower the costs of the annual meeting and help to conserve natural resources. On or about April 26, 2019, we began mailing to each shareholder (other than those who previously requested electronic delivery of all materials or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review the proxy materials, including our proxy statement and our annual report, on the Internet and how to access an electronic proxy card to vote on the Internet or by telephone. The Notice also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to Be Held on June 12, 2019:

The Notice of Meeting and Proxy Statement and 2018 Annual Report are available at

http://ir.interdigital.com/FinancialDocs.

EXPLANATORY NOTE ABOUT INTERDIGITAL, INC.

On April 3, 2018, for the purpose of reorganizing its holding company structure, InterDigital, Inc., a Pennsylvania corporation and then-existing NASDAQ-listed registrant (the “Predecessor Company”), executed an Agreement and Plan of Merger (“Merger Agreement”) with InterDigital Parent, Inc., a Pennsylvania corporation (the “Successor Company”) 100% owned by the Predecessor Company, and another newly formed Pennsylvania corporation owned 100% by the Successor Company (“Merger Sub”). Pursuant to the Merger Agreement, on April 3, 2018, Merger Sub merged (the “Merger” or “Reorganization”) with and into the Predecessor Company, with the Predecessor Company surviving. As a result of the Merger, the Predecessor Company is now a wholly owned subsidiary of the Successor Company. Neither the business conducted by the Successor Company and the Predecessor Company in the aggregate, nor the consolidated assets and liabilities of the Successor Company and the Predecessor Company in the aggregate, changed as a result of the Reorganization. By virtue of the Merger, each share of the Predecessor Company’s outstanding common stock was converted, on a share-for-share basis, into a share of common stock of the Successor Company. As a result,

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each shareholder of the Predecessor Company became the owner of an identical number of shares of common stock of the Successor Company. Immediately following the Reorganization, the Successor Company was renamed as “InterDigital, Inc.,” just like the Predecessor Company’s name prior to the Merger. The Successor Company’s common stock continues to be traded under the name “InterDigital, Inc.” and continues to be listed on the NASDAQ Global Select Market under the ticker symbol “IDCC.” In addition, the directors and executive officers of the Successor Company are the same individuals who were directors and executive officers, respectively, of the Predecessor Company immediately prior to the Merger.

For the purpose of this proxy statement, references to the company, the Board or any committee thereof, or our management, employees or business at any period prior to the Merger refer to those of the Predecessor Company and thereafter to those of the Successor Company.

ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including: the election of directors, the advisory resolution to approve executive compensation, the ratification of the appointment of our independent registered public accounting firm, and such other business as may properly come before the annual meeting. In addition, management will report on the performance of the company’s business and respond to questions from shareholders.

Who may attend the annual meeting?

You are entitled to participate in the annual meeting only if you were a shareholder of record as of the close of business on April 8, 2019 or if you hold a valid proxy for the annual meeting. As noted above, this year’s annual meeting will be held as a virtual meeting that you may attend online via a live webcast by visiting IDCC.onlineshareholdermeeting.com. Shareholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to attend and participate in the annual meeting, you will need to visit IDCC.onlineshareholdermeeting.com and follow the instructions that are included in the Notice, on your proxy card or in the instructions accompanying your proxy materials. You are required to complete an online check-in process once you have connected to IDCC.onlineshareholdermeeting.com. To complete this process, you will need the 16-digit control number provided on your Notice, your proxy card or the instructions accompanying your proxy materials. In addition, if you previously elected to receive electronic delivery of your proxy materials (i.e., you receive your proxy communications via e-mail), you will need the four-digit PIN number established at the time of your enrollment. Online check-in will begin at 1:30 PM Eastern Time, and the annual meeting will begin promptly at 2:00 PM Eastern Time. Please allow sufficient time to complete the online check-in process.

Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership and how to obtain any codes you may need, are posted at IDCC.onlineshareholdermeeting.com. In addition, questions regarding how to attend and participate will be answered by calling 855-449-0991 (international: 720-378-5962) beginning at 1:30 PM Eastern Time the day of the meeting.

Who is entitled to vote at the annual meeting?

Only shareholders of record at the close of business on April 8, 2019, the record date, are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. There were 31,986,327 shares of our common stock outstanding on the record date.

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What are the voting rights of the holders of the company’s common stock?

Each share of our common stock outstanding on the record date will be entitled to one vote on each director nominee and one vote on each other matter considered at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person, which includes participation by electronic means such as a live webcast, or by proxy in order to conduct business legally at such meeting. For the annual meeting, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote will be considered a quorum. If you are a registered shareholder, voting by Internet or telephone or, if you requested a paper copy of the proxy materials, by mail, or attendance at the annual meeting in person, will cause you to be counted in the determination of a quorum. If you are a street name shareholder, your broker or other nominee will vote your shares pursuant to your instructions, and such shares will count in the determination of a quorum. If you do not provide any specific voting instructions to your broker or other nominee, your shares will still count for purposes of attaining a quorum.

How do I vote?

If you are a registered shareholder, you may vote by Internet or telephone by following the instructions in the Notice. If you requested a paper copy of the proxy materials, you also may submit your proxy by mail by following the instructions included with your proxy card. The deadline for submitting your proxy by Internet or telephone is 11:59 PM Eastern Time on June 11, 2019. The designated proxy will vote according to your instructions. If you attend the live webcast of the annual meeting you also will be able to vote your shares electronically at the meeting up until the time the polls are closed.

If you are a street name holder, your broker or nominee firm is the legal, registered owner of the shares, and it may provide you with a Notice. Follow the instructions on the Notice to access our proxy materials and vote or to request a paper or email copy of our proxy materials. If you receive these materials in paper form, the materials include a voting instruction card so that you can instruct your broker or nominee how to vote your shares. Please check your Notice or voting instruction card or contact your broker or other nominee to determine whether you will be able to deliver your voting instructions by Internet or telephone in advance of the meeting and whether, if you attend the live webcast of the annual meeting, you will be able to vote your shares electronically at the meeting up until the time the polls are closed.

If you own shares through a retirement or savings plan or other similar plan, you may submit your voting instructions by Internet, telephone or mail by following the instructions included with your voting instruction card. The deadline for submitting your voting instructions by Internet or telephone is 11:59 PM Eastern Time on June 9, 2019. The trustee or administrator of the plan will vote according to your instructions and the rules of the plan.

If you sign and submit your proxy without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified below under “What are the Board’s recommendations?” and in accordance with the discretion of the proxy holders with respect to any other matters that may be voted upon at the annual meeting.

Even if you plan to attend the annual meeting, we recommend that you also submit your proxy card or vote by Internet or telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

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Can I change my vote after I return my proxy or voting instruction card?

If you are a registered shareholder, you may revoke or change your vote at any time before the proxy is voted by filing with our Corporate Secretary either a written notice of revocation or a duly executed proxy bearing a later date. If you attend the live webcast of the annual meeting you may revoke your proxy or change your proxy vote by voting electronically at the meeting. Your attendance at the annual meeting will not by itself revoke a previously granted proxy.

If your shares are held in street name or you hold shares through a retirement or savings plan or other similar plan, please check your voting instruction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.

Will my vote be confidential?

It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual shareholders except as might be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as might be necessary to allow proper parties to verify proxies presented by any person and the results of the voting.

What are the Board’s recommendations?

The Board recommends that you vote:

•	For election of each of the director nominees named in this proxy statement (see Proposal 1);

•	For the advisory resolution to approve executive compensation (see Proposal 2); and

•	For ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019 (see Proposal 3).

What vote is required to approve each proposal?

Election of directors. We have adopted majority voting in uncontested director elections. Accordingly, under our articles of incorporation and bylaws, director nominees must receive the affirmative vote of a majority of the votes cast in order to be elected. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of director elections. Under Pennsylvania law and our articles of incorporation and bylaws, an incumbent director who does not receive the votes required to be re-elected remains in office until his or her successor is elected and qualified, thereby continuing as a “holdover” director. Under the director resignation policy in our corporate governance principles, a director who is not re-elected must tender his or her resignation to the Nominating and Corporate Governance Committee of the Board, which will make a recommendation to the Board as to whether or not the resignation offer should be accepted. In deciding whether to accept the resignation offer, the Board will consider the recommendation of the Nominating and Corporate Governance Committee as well as any additional information and factors that the Board believes to be relevant. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within ninety (90) days following certification of the election results.

Advisory resolution to approve executive compensation. The affirmative vote of a majority of the votes cast is required for approval. Because the vote is advisory, it will not be binding on the Board or the company. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal.

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Ratification of the appointment of PricewaterhouseCoopers LLP. The affirmative vote of a majority of the votes cast is required for ratification. Abstentions, while included for purposes of attaining a quorum, will have no effect on the outcome of the proposal. Ratification of the appointment of our independent registered public accounting firm is not legally required; the Board asks shareholders to ratify the appointment as a matter of good corporate governance. If shareholders do not ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm in future years.

What is a “broker non-vote”?

If you hold your shares in street name through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some proposals if you do not provide voting instructions. “Broker non-votes” are shares that a broker or nominee does not vote because it has not received voting instructions and does not have discretionary authority to vote (or does not exercise that authority). For the annual meeting, if you do not provide specific voting instructions, your broker or nominee may not exercise voting discretion with respect to: Proposal 1, the election of directors, or Proposal 2, the approval of the advisory resolution on executive compensation. If you do not provide specific voting instructions, your broker or nominee may exercise voting discretion with respect to Proposal 3, the ratification of the appointment of the company’s independent registered public accounting firm. Broker non-votes will be counted for the purposes of calculating whether a quorum is present at the annual meeting. However, broker non-votes will have no effect on the outcome of the vote on Proposal 1 or Proposal 2.

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GOVERNANCE OF THE COMPANY

Where can I find information about the governance of the company?

The company has adopted corporate governance principles that, along with the charters of each of the Board committees, provide the framework for the governance of the company. The Nominating and Corporate Governance Committee is responsible for annually reviewing the principles and recommending any proposed changes to the Board for approval. A copy of our corporate governance principles is posted on our website at http://ir.interdigital.com under the IR menu heading “Corporate Governance,” along with the charters of each of our Board committees and other information about our governance practices. We will provide to any person without charge a copy of any of these documents upon written request to our Corporate Secretary at our principal executive offices: InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.

Code of Ethics

Does the company have a code of ethics?

We have adopted a Code of Ethics that applies to all directors, officers, employees and consultants, including our principal executive, financial and accounting officers or persons performing similar functions. The Code of Ethics is available on the company’s website at http://ir.interdigital.com under the IR menu heading “Corporate Governance – Governance Documents.” We intend to disclose future amendments to certain provisions of the Code of Ethics, or any waiver of such provisions granted to executive officers and directors, on the website within four business days following the date of such amendment or waiver. We will provide to any person without charge a copy of our Code of Ethics upon written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727.

Director Independence

Which directors are considered independent, and how does the Board determine their independence?

Each year, prior to the annual meeting of shareholders, the Board reviews and assesses the independence of its directors and makes a determination as to the independence of each director. During this review, the Board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. As a result of this review, the Board affirmatively determined that each of Messrs. S. Douglas Hutcheson, John A. Kritzmacher, John D. Markley, Jr., and Philip P. Trahanas and Mses. Joan H. Gillman and Jean F. Rankin are “independent” under the rules of the SEC and the listing standards of the NASDAQ Stock Market. The Board also determined that Kai O. Öistämö was “independent” under the rules of the SEC and the listing standards of the NASDAQ Stock Market during the portion of the year he served on the Board.

Board Leadership

Who is the Chairman of the Board, and are the positions of Chairman of the Board and Chief Executive Officer separated?

Mr. Hutcheson, who is an independent director, has served as Chairman of the Board since June 2015. The Board has a general policy that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons as an aid in the Board’s oversight of management. This policy is affirmed in the Board’s published corporate governance principles, which state that the Chairman of the Board is an independent director. The Board believes that this leadership structure is appropriate for the company at this time because of the advantages to having an independent chairman for matters such as: communications and relations between the Board and the Chief Executive Officer and other senior management, reaching consensus on company strategies and policies, and facilitating robust Board, committee and Chief Executive Officer evaluation processes. The Board periodically reviews its leadership structure to determine whether it is appropriate given the specific characteristics and circumstances of the company.

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Board Oversight of Risk

What is the Board’s role in risk oversight?

The Board is responsible for overseeing the major risks facing the company and the company’s enterprise risk management (“ERM”) efforts. The Board has delegated to the Audit Committee primary responsibility for overseeing and monitoring these efforts. Under its charter, the Audit Committee is responsible for discussing with management and the company’s independent registered public accounting firm significant risks and exposures relating to the company’s quarterly and annual financial statements and assessing management’s steps to mitigate them, and for reviewing corporate insurance coverage and other risk management programs, including those related to data privacy and information security risks. At least quarterly, the Audit Committee receives presentations and reports directly from the company’s Chief Legal Officer, who leads the company’s day-to-day ERM efforts. The Audit Committee briefs the Board on the company’s ERM activities as part of its regular reports to the Board on the activities of the committee, and the Chief Legal Officer also periodically delivers presentations and reports to the full Board as appropriate.

Board Structure and Committee Membership

What is the size of the Board, and how often are directors elected?

The Board currently has seven directors. All directors are subject to election for one-year terms at each annual meeting of shareholders.

How often did the Board meet during 2018?

The Board met ten times during 2018. Each director is expected to attend each meeting of the Board and those committees on which he or she serves. Each director attended at least 75% of the aggregate of all Board meetings and meetings of committees on which the director served during 2018. We typically schedule one of the meetings of the Board on the day immediately preceding or following our annual meeting of shareholders, and it is the policy of the Board that directors are expected to attend our annual meeting of shareholders absent unusual circumstances. Nine directors attended the 2018 annual meeting of shareholders, constituting all of our current directors, as well as Messrs. Kai O. Öistämö and Jeffrey K. Belk, each of whom resigned from the Board on October 8, 2018 to join the company’s management team.

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What are the roles of the primary Board committees?

The Board has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. Each of the Audit, Compensation, and Nominating and Corporate Governance Committees is composed entirely of independent directors, as determined by the Board in accordance with the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market. Each of the Board committees operates under a written charter that has been approved by the Board. The following table provides information about the current membership of the committees and the number of meetings of each committee held in 2018.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
Joan H. Gillman	X			X
S. Douglas Hutcheson		X		X
John A. Kritzmacher	Chair		X
John D. Markley, Jr.	X		Chair
Jean F. Rankin		Chair	X
Philip P. Trahanas		X		Chair

Number of Meetings in 2018	9	8	5	8

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the company’s corporate accounting, its financial reporting practices, audits of its financial statements and compliance with applicable requirements regarding the maintenance of accurate books and records. Among other things, the committee:

•	Reviews the company’s annual and quarterly financial statements and discusses them with management and the company’s independent registered public accounting firm;

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Appoints, compensates, retains, evaluates, oversees the work of (including resolution of disagreements between management and the Independent Accountant regarding financial reporting) and, if deemed appropriate, replaces the company’s independent registered public accounting firm;

•

Reviews and discusses the company’s practices with respect to risk assessment and risk management, including data privacy and information security risks, and discusses with management and the Independent Accountant significant risks and exposures and assesses management’s steps to minimize them;

•

Receives from the independent registered public accounting firm reports required by applicable SEC rules and professional standards, including reviewing and discussing with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board and amended from time to time;

•	Reviews the adequacy and effectiveness of the company’s system of internal control over financial reporting and disclosure controls and procedures;

•	Reviews and approves, at least annually, the management, scope, plans, budget, staffing and relevant processes and programs of the company’s internal audit function;

•

Establishes and oversees procedures for receiving and handling reports of potential misconduct, including violations of law or the company’s Code of Ethics and complaints received by the company regarding accounting, internal accounting controls, auditing or federal securities law matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing or federal securities law matters;

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•	Oversees the company’s other compliance policies and programs, including the implementation and effectiveness of the company’s Code of Ethics;

•	Oversees the Company’s compliance with data privacy rules and regulations;

•	Oversees and monitors the company’s ERM efforts; and

•	Reviews and provides guidance to the Board with respect to tax planning, corporate insurance coverage and implementation of new or revised accounting or auditing standards or regulatory changes.

All of the Audit Committee members are financially literate. The Board has determined that four of its members (Messrs. Hutcheson, Kritzmacher, Markley and Trahanas), including two of the current members of the Audit Committee (Messrs. Kritzmacher and Markley), qualify as “audit committee financial experts” within the meaning of applicable SEC regulations. Mr. Kritzmacher acquired his expertise primarily through his prior and current experience as a chief financial officer of a publicly traded company. Mr. Markley acquired his expertise primarily through his almost 20 years of investment experience, including more than 15 years at a venture capital firm. In addition, Mr. Markley has extensive experience analyzing and evaluating financial statements of a wide variety of companies, with significant focus in technology and related industry investments.

Compensation Committee

The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of the Chief Executive Officer and other executive officers, develops, reviews and approves the principles guiding the company’s compensation policies, oversees the company’s compensation-related policies and programs and the level of awards to employees, and assists the Board and the Chairman of the Board in succession planning. Among other things, the committee:

•

Reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates their performance in light of such goals and objectives and, based on its evaluations and appropriate recommendations, reviews and approves the compensation of our Chief Executive Officer and other executive officers, including approving the grant of equity awards, each on an annual basis;

•	Assists the Board in developing and evaluating potential candidates for executive positions and oversees and annually reviews the development of executive succession plans;

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Reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules, recommends to the Board whether the Compensation Discussion and Analysis should be included in the company’s annual report and proxy statement and oversees the preparation of the Compensation Committee report required by SEC rules for inclusion in the company’s annual report and proxy statement;

•

Assesses the results of the company’s most recent advisory vote on executive compensation, and considers and recommends to the Board the frequency of the company’s advisory vote on executive compensation;

•	Reviews periodically compensation for non-employee directors of the company and recommends changes to the Board as appropriate;

•	Reviews and approves compensation packages for new executive officers and severance packages for executive officers whose employment terminates with the company;

•	Reviews and makes recommendations to the Board with respect to the adoption or amendment of incentive and other equity-based compensation plans;

•	Administers the company’s equity incentive plans;

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•	Reviews periodically, revises as appropriate and monitors compliance by directors and executive officers with the company’s stock ownership guidelines;

•	Reviews and considers compensation policies and/or practices as they relate to risk management practices and/or incentives that enhance risk-taking, as the committee determines to be appropriate; and

•

Is directly responsible for the appointment, compensation and oversight of the work of any consultants and other advisors retained by the committee, and assesses the independence of any consultants and other advisors (whether retained by the committee or management) that provide advice to the committee in accordance with the listing standards of the NASDAQ Stock Market and applicable law.

The Compensation Committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct. The Compensation Committee also may delegate to one or more officers of the company the authority to make grants of stock options or other supplemental awards at specified levels, under specified circumstances, to eligible employees who are not executive officers of the company, subject to reporting to and such ratification by the committee as the committee may direct.

Compensation Committee Interlocks and Insider Participation

Messrs. Belk, Hutcheson and Trahanas and Ms. Rankin served on the Compensation Committee during all or part of 2018. Mr. Belk was removed from the Compensation Committee effective July 16, 2018. No director serving on the Compensation Committee during any part of 2018 was, at any time either during or before such fiscal year, an officer or employee of the company or any of its subsidiaries, other than Mr. Belk who became an employee and officer of one of the company’s subsidiaries following his resignation from the Board. In addition, none of our executive officers has served as a member of a board of directors or a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the company’s Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board and committee members, considers matters of corporate governance and assists the Board in evaluating the Board’s effectiveness. Among other things, the committee:

•

Develops and recommends to the Board criteria for Board membership (including issues of character, integrity, judgement, diversity, independence, skills, education, business acumen, business experience, understanding of the company’s business and the like);

•	Identifies, reviews the qualifications of and recruits candidates for election to the Board and to fill vacancies or new positions on the Board;

•	Assesses the contributions of incumbent directors in determining whether to recommend them for re-election to the Board;

•	Reviews candidates recommended by the company’s shareholders for election to the Board;

•

Assesses the independence of directors, director nominees and director candidates under applicable standards, including any heightened independence requirements applicable to Audit and Compensation Committee members, and recommends independence determinations to the Board;

•	Reviews annually our corporate governance principles and recommends changes to the Board as appropriate;

•	Recommends to the Board, after consultation with the Audit Committee, changes to our Code of Ethics;

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•	Assists the Board in ensuring proper attention and effective response to shareholder concerns regarding corporate governance;

•	Reviews and makes recommendations to the Board with respect to the Board’s and each committee’s size, structure, composition and functions;

•	Oversees the process for evaluating the Board and its committees; and

•	Periodically reviews the Board’s leadership structure and recommends changes to the Board as appropriate.

The committee will consider director candidates recommended by our shareholders. Shareholders recommending candidates for consideration by the Nominating and Corporate Governance Committee should send their recommendations to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. The recommendation must include the candidate’s name, biographical data and qualifications and a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The committee may ask candidates for additional information as part of the process of assessing a shareholder-recommended director candidate. The committee evaluates director candidates recommended by shareholders based on the same criteria used to evaluate candidates from other sources.

While the Board has not established a formal policy for considering diversity when evaluating director candidates, among the criteria the Board may consider are experience and diversity. As described in our corporate governance principles, with respect to diversity, the Nominating and Corporate Governance Committee may consider such factors as gender, race, ethnicity, differences of perspective, professional background, experience at policy-making levels in business, finance and technology and other areas, education, skill and other individual qualities and attributes that are relevant to the company’s global activities and contribute to Board heterogeneity. The selection criteria for director candidates also include the following:

•	Each director should be an individual of the highest personal and professional ethics, integrity and values.

•	Each director should be committed to representing the long-term interests of the company’s shareholders and demonstrate a commitment to long-term service on the Board.

•	Each director should have an inquisitive and objective perspective, practical wisdom and mature judgment.

The company is committed to ensuring that other existing and future anticipated commitments of its directors do not materially interfere with his or her service as a director. Accordingly, our corporate governance principles prohibit any director from serving on the boards of more than four other public companies aside from the company, unless such director is an executive officer of a public company, and in such cases, such director may not serve on the boards of more than two other public companies aside from the company. In addition, prior to accepting service on the board of any other company, a director must notify the Board’s Chairman and the Nominating and Corporate Governance Committee, and service on the board or a committee of any other organization should be consistent with the company’s conflict of interest policies.

The Nominating and Corporate Governance Committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future. This evaluation of the Board’s composition enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the company’s needs evolve and change over time and to assess the effectiveness of efforts at pursuing diversity. See “Proposals to be Voted On – Election of Directors (Proposal 1)” for a summary of the qualifications, experience and other relevant attributes of the directors nominated for election at this year’s annual meeting.

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The Nominating and Corporate Governance Committee has previously retained a search firm to help identify director prospects, perform candidate outreach, assist in reference checks, and provide other related services. The recruiting process typically involves either the search firm or a member of the Nominating and Corporate Governance Committee contacting a prospect to gauge his or her interest and availability. A candidate will then meet with several members of the Board, including our Chief Executive Officer, William J. Merritt. At the same time, the Nominating and Corporate Governance Committee or other Board members, as appropriate, and the search firm will contact references for the prospect. A background check is completed before the Board approves any final recommendation from the committee to appoint a candidate to the Board.

Finance Committee

The primary role of the Finance Committee is to monitor and provide guidance to the company’s management team and recommend actions to the Board with respect to, certain investment and financial policies and strategies and the capital structure of the company, and to approve certain investment and divestment activities of the company and funding for certain affiliated entities of the company. Among its specific duties and responsibilities, the committee:

•	Reviews and provides guidance to the Board with respect to:

•	the company’s capital structure, including the issuance of debt, equity or other securities;

•	shareholder distributions, including share repurchases and dividends:

•	cash management investment policies;

•	foreign currency investment policies; and

•	on a periodic basis, the integrity of the company’s financial models;

•	Approves minority investments in other companies by the company;

•	Approves divestments of minority equity interests in other companies by the company; and

•

Approves the establishment of non-core operating businesses as entities partially owned by the company, including approval of contributions to such entities and the ownership structure of such entities.

The committee may delegate authority to the committee chair or a sub-committee, as the committee may deem appropriate, subject to such ratification by the committee as the committee may direct.

Board Self-Evaluation Process

How does the Board evaluate its effectiveness?

The Nominating and Corporate Governance Committee establishes and oversees the annual self-assessment process that the Board uses to evaluate its effectiveness and identify opportunities for improvement. Each director is asked to provide an assessment of the Board’s effectiveness in several areas, including information and planning, content and conduct of meetings, and accountability. Once the responses are compiled, the Nominating and Corporate Governance Committee, in conjunction with the Board’s Chairman, identifies specific areas of improvement for the following year. The assessment also asks each director their opinion of the Board’s progress in these identified areas.

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Communications with the Board

How can shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with any individual director, including the Chairman, the Board as a whole or the non-employee directors as a group may do so by writing to Investor Relations, InterDigital, Inc., 9276 Scranton Road, Suite 300, San Diego, California 92121, or by sending an email to Directors@InterDigital.com. Each communication should set forth (i) the name and address of the shareholder, as it appears on the company’s books, and, if the company’s common stock is held by a nominee, the name and address of the beneficial owner of the company’s common stock, and (ii) the class and number of shares of the company’s common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our Investor Relations department reviews all such correspondence and, in consultation with appropriate directors and/or the company’s Legal department as necessary, generally screens communications from shareholders to identify communications that (i) are solicitations for products and services, (ii) relate to matters of a personal nature not relevant for the company’s shareholders to act on or for the Board to consider or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board or the company. The Investor Relations department regularly forwards to the Board or specified director(s) a summary of all relevant correspondence and copies of all correspondence that deals with the functions of the Board or its committees or that otherwise requires their attention. Directors may, at any time, review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Communications about Accounting Matters

How can individuals report concerns relating to accounting, internal control, auditing or federal securities law matters?

Concerns relating to accounting, internal control, auditing or federal securities law matters may be submitted by writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, Delaware 19809-3727. All correspondence will be brought to the attention of the chair of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to these matters.

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DIRECTOR COMPENSATION

How are directors compensated?

During 2018, our non-employee directors were paid annual cash retainers for their Board and committee participation as follows:

	Chair		Member
Board	$50,000	*	$40,000
Audit Committee	$30,000		$12,000
Compensation Committee	$20,000		$10,000
Nominating and Corporate Governance Committee	$15,000		$7,500
Investment Committee	$15,000		$7,500

*	The annual cash retainer paid to the Chairman of the Board is in addition to the annual cash retainer paid to all non-employee Board members.

All cash retainers are generally paid quarterly in arrears and based upon service for a full year, and prorated payments are made for service of less than a full year.

The compensation program is designed to compensate each non-employee director for participating in up to eight Board meetings per year and up to eight meetings per year for each committee on which the non-employee director serves. Additional compensation is paid to each non-employee director for participating in meetings during the Board term (which runs from annual meeting date to annual meeting date) in excess of these thresholds, as follows: $4,000 for each additional Board meeting and $1,000 for each additional committee meeting.

In addition, non-employee directors are paid a per diem fee of $1,000 for attendance at or participation in events, conferences or meetings, in their capacity as a director, at the request of InterDigital, Inc. senior management, provided that such attendance or participation requires a significant time commitment and would be considered outside of the director’s typical Board and/or committee duties. Any per diem fee payments are subject to the approval of the Compensation Committee.

For his or her service during the 2018-2019 Board term, each non-employee director received a restricted stock unit (“RSU”) award in an amount approximately equal in value to $150,000 that vests in full one year from the grant date. Upon his or her initial appointment to the Board, new directors receive a pro-rated RSU award for his or her partial service during the then-current Board term, as well as an initial appointment award of RSUs in an amount equal in value to $150,000 that vests in full one year from the grant date. The number of RSUs granted is calculated using the closing stock price of the Company’s common stock on the date of grant. RSU awards may be deferred. Except in certain limited circumstances, an election to defer must be made in the calendar year preceding the year during which services are rendered and the compensation is earned. Unvested time-based RSUs and deferred RSUs accrue dividend equivalents, which are paid in the form of additional shares of stock at the time, and only to the extent, that the awards vest or at the end of the deferral period, as applicable.

To align the interests of non-employee directors and executives with those of our shareholders, the company has adopted stock ownership guidelines. The stock ownership guidelines applicable to the non-employee directors are set at a target of the lesser of (a) company stock valued at an amount equal to five times their annual cash retainer of $40,000 or (b) 4,000 shares/units of the company’s stock. Qualifying stock includes: shares of common stock, restricted stock and, on a pre-tax basis, unvested time-based RSUs. For purposes of calculating the value of company stock holdings, each share or other qualifying stock unit is priced at a price per share/unit equal to the average closing stock price of the company’s common stock for the 200 trading days leading up to and including the calculation date. The 200-day average closing stock price is calculated annually on the date of

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the company’s annual meeting of shareholders. Any director who has not reached or fails to maintain the target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until the target ownership level is met. A director may not make any disposition of shares that results in his or her holdings falling below the target ownership level without the express approval of the Compensation Committee. As of March 31, 2019, all of the non-employee directors had reached their target ownership levels.

The company’s directors are also eligible to participate in the company’s nonqualified deferred compensation plan by deferring receipt of their annual Board fees. None of the directors elected to defer any of their 2018 Board fees. For more information about the deferred compensation plan, see “Executive Compensation – Nonqualified Deferred Compensation.”

2018 Director Compensation Table

The following table sets forth the compensation paid to each person who served as a director of the company in 2018 for their service in 2018. Directors who also serve as employees of the company do not receive any additional compensation for their services as a director. Messrs. Belk and Öistämö both resigned from the Board effective October 8, 2018, to join the company’s management team. For Messrs. Merritt’s and Öistämö’s 2018 compensation, see “Executive Compensation – Summary Compensation Table.” Mr. Belk is not a Named Executive Officer of the company.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Jeffrey K. Belk(3)(4)	166,412	150,052	316,464
Joan H. Gillman	74,500	150,052	224,552
S. Douglas Hutcheson	121,226	150,052	271,278
John A. Kritzmacher	90,500	150,052	240,552
John D. Markley, Jr.	71,212	150,052	221,264
Kai O. Öistämö(3)	58,707	150,052	208,759
Jean F. Rankin	79,500	150,052	229,552
Philip P. Trahanas	71,212	150,052	221,264

(1)

Amounts reported represent the aggregate annual Board, Chairman of the Board, committee chair and committee membership retainers earned by each non-employee director in 2018, plus any fees earned for attendance at additional meetings during the Board term, as described above.

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(2)

Amounts shown reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for RSU awards granted pursuant to our compensation program for non-management directors in 2018. The assumptions used in valuing these RSU awards are incorporated by reference to Notes 2 and 13 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2018. The following table sets forth the grant date fair value of each RSU award granted to our non-employee directors in 2018.

Name	Grant Date	Number of Restricted Stock Units (a)	Grant Date Fair Value of Stock Awards ($)
Jeffrey K. Belk(a)	5/31/2018	1,903	150,052
Joan H. Gillman	5/31/2018	1,903	150,052
S. Douglas Hutcheson	5/31/2018	1,903	150,052
John A. Kritzmacher	5/31/2018	1,903	150,052
John D. Markley, Jr.	5/31/2018	1,903	150,052
Kai O. Öistämö(a)	5/31/2018	1,903	150,052
Jean F. Rankin	5/31/2018	1,903	150,052
Philip P. Trahanas	5/31/2018	1,903	150,052

(a)

Messrs. Belk and Öistämö resigned from the Board effective October 8, 2018. The RSUs that each received in May 2018 for their services during the 2018-2019 Board term were forfeited upon their resignations.

(3)	Messrs. Belk and Öistämö resigned from the Board effective October 8, 2018.

(4)

Fees earned or paid in cash to Mr. Belk in 2018 include per diem director fees for 110 days of service provided by Mr. Belk, at the request of the company’s President and Chief Executive Officer, in his capacity as a director for services outside of his typical Board and committee duties. In 2018, the company’s Chief Executive Officer requested Mr. Belk’s attendance at and participation in events, conferences and meetings in furtherance of the company’s strategy and efforts in China. The Compensation Committee approved the payment of such per diem director fees totaling $110,000 on September 6, 2018.

As of December 31, 2018, each person who served as a non-employee director of the company in 2018 had the following aggregate amounts of unvested RSU awards (including accrued dividend equivalents) outstanding. None of our directors had any options outstanding as of December 31, 2018. This table does not include RSUs that, as of December 31, 2018, had vested according to their vesting schedule, but had been deferred.

Name	Outstanding Restricted Stock Units (#)
Jeffrey K. Belk(a)	15,699
Joan H. Gillman	1,920
S. Douglas Hutcheson	1,920
John A. Kritzmacher	1,920
John D. Markley, Jr.	1,920
Kai O. Öistämö(a)	26,166
Jean F. Rankin	1,920
Philip P. Trahanas	1,920

(a)

Messrs. Belk and Öistämö resigned from the Board effective October 8, 2018. The RSUs that each received in May 2018 for their services during the 2018-2019 Board term were forfeited upon their resignations and accordingly, are not reflect in the above table. The RSUs reported above were granted upon hire as part of their 2018 LTCP grant and include both time-based and performance-based RSUs. Please see “Outstanding Equity Awards at 2018 Fiscal Year End” for additional information regarding Mr. Öistämö. Mr. Belk is not a Named Executive Officer of the company.

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PROPOSALS TO BE VOTED ON

Election of Directors

(Proposal 1)

Description

Which directors are nominated for election?

Messrs. S. Douglas Hutcheson, John A. Kritzmacher, John D. Markley, Jr., William J. Merritt, and Philip P. Trahanas and Mses. Joan H. Gillman and Jean F. Rankin are recommended by the Nominating and Corporate Governance Committee and nominated by the Board for election at the 2019 annual meeting, each to serve a one-year term until our annual meeting in 2020 and until his or her successor is elected and qualified.

Set forth below is biographical information about the seven nominees, each of whose current terms of office expire at the 2019 annual meeting, and other information about their skills and qualifications that contribute to the effectiveness of the Board.

What are their backgrounds?

Joan H. Gillman, 55, has been a director of the company since April 2017. From 2006 to 2016, Ms. Gillman served as Executive Vice President of Time Warner Cable, Inc. (“Time Warner Cable”), as well as Chief Operating Officer of Time Warner Cable Media and President of Time Warner Cable Media, LLC. Ms. Gillman joined Time Warner Cable as Vice President of Interactive TV and Advanced Advertising in 2005. Prior to Time Warner Cable, among other roles, she served as the President of Static2358, the interactive TV, games and production subsidiary of OpenTV, and as Director, Business Development, of British Interactive Broadcasting, the digital and interactive TV joint venture between BSkyB, BT, HSBC and Matsushita. Ms. Gillman began her career working in public affairs, serving in various roles for a U.S. Senator, including as Legislative Director and State Director. Since October 2016, Ms. Gillman has also been a member of the board of directors of Centrica plc, an international energy and services company based in the United Kingdom where she serves on the safety, health, environment, security and ethics and nominating committees. In addition, since November 2016, she has served on the board of directors of Airgain, Inc., a leading provider of embedded antenna technologies used to enable high performance wireless networking, and she is currently a member of such board’s audit committee, and chairs the nominating and corporate governance committees, as well as the board of directors of Cumulus Media, which she joined in June 2018 and where she is a member of the compensation committee of such board. Since May 2018, she has also chaired the Jesuit Volunteer Corps and is the Foundation Manager and Trustee of the David T. Langrock Foundation. The Board has concluded that Ms. Gillman should serve as a director of the company because her more than 20 years of executive experience in the media and communications industries and her knowledge of content development and distribution as well as key areas like partnership, mergers and acquisitions and marketing make her a valuable resource and strengthen the company’s knowledge of the companies and industries shaping its existing and future markets.

S. Douglas Hutcheson, 63, has been a director of the company since July 2014, and he assumed the role of Chairman of the Board in June 2015. Since 2015, Mr. Hutcheson has served as a senior advisor of Technology, Media and Telecom for Searchlight Capital, a global private investment firm. From March 2014 through May 2017, Mr. Hutcheson served as Chief Executive Officer and a director of Laser, Inc., a corporation created in connection with the acquisition of Leap Wireless International, Inc. (“Leap Wireless”), a wireless communications carrier, by AT&T in March 2014. Prior to March 2014, Mr. Hutcheson served as Chief Executive Officer of Leap Wireless and its operating subsidiary, Cricket Communications, for nine years, where he was responsible for developing and implementing strategy, all operations, and the oversight of all relationships and partnerships. Before serving as Chief Executive Officer, Mr. Hutcheson held other executive positions at Leap Wireless, including President and Chief Financial Officer. Prior to joining Leap Wireless, he was Vice President of Marketing in the wireless infrastructure division at Qualcomm for three years, where he

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led multiple teams. Since 2012, Mr. Hutcheson has also served on the board of directors of Pitney Bowes Inc., and currently serves on the audit and finance committees of such board. He previously served on the board of directors of Leap Wireless from 2005 to 2014. The Board has concluded that Mr. Hutcheson should serve as a director of the company because, with his significant operational and financial expertise as an experienced former chief executive officer of a wireless communications company and his broad business background, which includes strategic planning and product and business development and marketing, he brings valuable insight that is needed to evolve and execute the company’s strategy. He also qualifies as an audit committee financial expert.

John A. Kritzmacher, 58, has been a director of the company since June 2009. Since 2013, Mr. Kritzmacher has served as Executive Vice President and Chief Financial Officer of John Wiley & Sons, Inc., a global provider of research communications and education services. From October 2012 through February 2013, Mr. Kritzmacher served as Senior Vice President Business Operations and Organizational Planning at WebMD Health Corp., a leading provider of health information services, where Mr. Kritzmacher was responsible for leading a major restructuring initiative. Previously, Mr. Kritzmacher served as Executive Vice President and Chief Financial Officer of Global Crossing Limited (“Global Crossing”), a global provider of IP-based telecommunications solutions, from October 2008 to October 2011, when Global Crossing was acquired by Level 3 Communications, Inc. Prior to that, Mr. Kritzmacher rose through a variety of positions with increasing responsibility, including Senior Vice President and Corporate Controller, during his 10 years at Lucent Technologies Inc. (“Lucent”), a provider of telecommunications systems and services, to become Chief Financial Officer in 2006. After playing a leading role in the planning and execution of Lucent’s merger with Alcatel in 2006, Mr. Kritzmacher became Chief Operating Officer of the Services Business Group at Alcatel-Lucent until joining Global Crossing in 2008. The Board has concluded that Mr. Kritzmacher should serve as a director of the company because he is a veteran of the telecommunications and high technology industries with extensive operational and leadership experience and financial expertise. As such, Mr. Kritzmacher contributes valuable advice and guidance, especially with respect to complex financial and accounting issues, and qualifies as an audit committee financial expert.

John D. Markley, Jr., 53, has been a director of the company since November 2016. Since 2014, Mr. Markley has served as Managing Partner and Co-Founder of New Amsterdam Growth Capital, a growth equity firm focused on the cloud computing, mobile and communications infrastructure sectors. In addition, since 2009, he has been a Managing Member of Bear Creek Capital Management, an investor in communications, media and technology companies. From 1996 to 2009, he was a partner with Columbia Capital, a venture capital firm, where he served in a number of capacities including partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served as a policy advisor at the Federal Communications Commission from 1994 to 1996, where he and his team were instrumental in developing and launching the commercial spectrum auction process. Mr. Markley has also been a director of Charter Communications, Inc., since 2009, currently serving as chair of its nominating and corporate governance committee and as a member of its audit committee. He previously served on the boards of directors of Millennial Media, Inc., from 2006 to 2014, and of BroadSoft, Inc., from 2002 until its acquisition by Cisco Systems, Inc. in February 2018. The Board has concluded that Mr. Markley should serve as a director of the company based on his private equity and operating experience and his extensive experience with communications, media and technology companies, which allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities. He also qualifies as an audit committee financial expert.

William J. Merritt, 60, has been a director of the company since May 2005. He has also served as President and Chief Executive Officer of the company since May 2005, and prior to that served as the company’s General Patent Counsel for four years. Since 2014, Mr. Merritt has been a member of the board of directors of privately owned Shared Spectrum Company, a leading innovator of dynamic spectrum access and wireless spectrum intelligence technology. The Board has concluded that Mr. Merritt should serve as a director of the company because, in his current and former roles, Mr. Merritt has played a vital role in managing the company’s intellectual property assets and overseeing the growth of its patent licensing business. He also possesses

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tremendous knowledge about the company from short- and long-term strategic perspectives and from a day-to-day operational perspective and serves as a conduit between the Board and management while overseeing management’s efforts to realize the Board’s strategic goals.

Jean F. Rankin, 60, has been a director of the company since June 2010. Ms. Rankin served as Executive Vice President, General Counsel and Secretary at LSI Corporation (“LSI”), a leading provider of innovative silicon, systems and software technologies for the global storage and networking markets, from 2007 to May 2014, when LSI was acquired by Avago Technologies Limited. In this role, she served LSI and its board of directors as Corporate Secretary, in addition to managing the company’s legal, intellectual property licensing and stock administration organizations. Ms. Rankin joined LSI in 2007 as part of the merger with Agere Systems Inc. (“Agere”), where she served as Executive Vice President, General Counsel and Secretary from 2000 to 2007. Prior to joining Agere in 2000, Ms. Rankin was responsible for corporate governance and corporate center legal support at Lucent, including mergers and acquisitions, securities laws, labor and employment, public relations, ERISA, investor relations and treasury. She also supervised legal support for Lucent’s microelectronics business. Since 2017, Ms. Rankin has served on the board of directors of Resonant, Inc. The Board has concluded that Ms. Rankin should serve as a director of the company because she has extensive experience and expertise in matters involving intellectual property licensing, the company’s core business, and her current and former roles as chief legal officer and corporate secretary at other publicly traded companies enable her to contribute legal expertise and advice as to best practices in corporate governance.

Philip P. Trahanas, 48, has been a director of the company since February 2016. He is Partner of Lampros Capital Partners, a private investment company. Until the end of 2014, Mr. Trahanas was a Managing Director at General Atlantic LLC, a leading global private equity firm with significant focus in technology and related industry investments. At General Atlantic, he served as a senior investment leader, and sat on the boards of directors of a range of public and private portfolio companies. Prior to joining General Atlantic in 2000, Mr. Trahanas worked in the mergers and acquisitions team at Morgan Stanley for four years. He began his career as an electrical engineer with General Electric, where he specialized in communications equipment and semiconductor design. Mr. Trahanas has been a member of the board of directors of QTS Realty Trust, Inc. since 2009, and currently serves as its lead director and as a member of its compensation committee. The Board has concluded that Mr. Trahanas should serve as a director of the company because his extensive operating, investment banking and private equity experience allow him to contribute guidance and advice relating to the development and execution of the company’s strategy and analysis of potential business opportunities. He also qualifies as an audit committee financial expert.

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Summary of Director Qualifications, Experience and Other Relevant Attributes

The following table summarizes the key qualifications, skills, and attributes most relevant to the decision to nominate the above-listed candidates to serve on the Board. A mark indicates a specific area of focus or expertise on which the Board relies most. The lack of a mark does not necessarily mean the director does not possess that qualification or skill. Each director biography above describes each director’s qualifications and relevant experience in more detail.

Experience, expertise or attribute	Gillman	Hutcheson	Kritzmacher	Markley	Merritt	Rankin	Trahanas
High tech roadmap	•	•	•	•	•	•	•
IPR/IP licensing / patent acquisitions					•	•
Wireless equipment		•	•	•	•	•	•
Wireless services and OTT	•	•
CEO (current/former)		•			•
Finance / audit		•	•	•			•
Corporate strategy	•	•		•	•		•
High tech investment		•		•			•
Marketing		•
Operations	•	•	•	•	•		•
Public company board service and governance	•	•	•	•	•	•	•
Ethnic, gender, national or other diversity	•					•

Vote Required and Board Recommendation

A director nominee receiving the affirmative vote of the majority of votes cast for him or her will be elected to serve as a director for the next year and until his or her successor is elected and qualified. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

EACH OF THE NOMINEES.

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Advisory Resolution to Approve Executive Compensation

(Proposal 2)

Description

We are asking shareholders to vote on an advisory resolution to approve the company’s executive compensation as reported in this proxy statement. As described below in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program in an effort to align management’s interests with those of its shareholders and to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. We motivate our executives primarily by “paying for performance,” or rewarding the accomplishment of individual performance and corporate goals through the use of performance-based compensation. As discussed in “Compensation Discussion and Analysis,” the achievement of financial and strategic corporate goals, as well as departmental and individual performance, determine the short-term and long-term incentive compensation paid to our executives. Our executive compensation programs have a number of features designed to promote these objectives.

We urge shareholders to read the “Compensation Discussion and Analysis” below, which describes how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative below, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.

The Board has adopted a policy providing for an annual advisory resolution to approve executive compensation. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2019 annual meeting of shareholders:

RESOLVED, that the shareholders of InterDigital, Inc. (the “company”) approve, on an advisory basis, the compensation of the company’s named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the company’s 2019 annual meeting of shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy on the frequency of future “say on pay” votes, the next “say on pay” vote will be held at the 2020 annual meeting of shareholders.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast is required to approve this advisory resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

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Ratification of Appointment of

Independent Registered Public Accounting Firm

(Proposal 3)

Description

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the company’s independent registered public accounting firm for the year ending December 31, 2019. PwC has served as the independent registered public accounting firm of the company since 2002.

Although ratification of the appointment of PwC is not legally required, the Board is asking the shareholders to ratify the appointment as a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm in future years. Even if the shareholders ratify the appointment, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its shareholders.

Representatives from PwC are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

Aggregate fees for professional services delivered by PwC, the company’s independent registered public accounting firm, for the fiscal years ended December 31, 2018 and 2017 were as follows:

	2018	2017
Type of Fees
Audit Fees(1)	$1,190,000	$943,607
Audit-Related Fees(2)	$51,800	$277,424
Tax Fees(3)	$175,000	$175,000
All Other Fees(4)	$2,700	$1,800
Total	$1,453,276	$1,397,831

(1)

Audit Fees consist of the aggregate fees billed by PwC for the above fiscal years for professional services rendered by PwC for the integrated audit of the company’s consolidated financial statements and the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, for review of the company’s interim consolidated quarterly financial statements included in the company’s quarterly reports on Form 10-Q and for services that are normally provided by PwC in connection with regulatory filings or engagements for the above fiscal years. Such fees also include fees billed by PwC in connection with its audit of the financial statements of Convida Wireless, LLC, the company’s joint venture with Sony Corporation of America.

(2)

Audit-Related Fees consist of the aggregate fees billed by PwC for the above fiscal years for assurance and related services by PwC that were reasonably related to the performance of the audit or review of the company’s financial statements and are not reported above under the caption “Audit Fees.” Such fees relate to consultation concerning financial accounting and reporting standards and also include fees billed by PwC in connection with attestation and audit services performed over the financial statements of the Signal Trust for Wireless Innovation, a Delaware statutory trust formed in 2013.

(3)

Tax Fees consist of the aggregate fees billed by PwC for the above fiscal years related to a foreign tax study and other technical advice pertaining to foreign and domestic tax matters. In addition, such fees for 2017 also include fees for tax compliance services and, for 2018, such fees also include fees for international tax assistance related to the acquisition of the Technicolor patent licensing business.

(4)	All Other Fees consist of the aggregate fees billed by PwC for the above fiscal years for certain accounting research software licensed by the company from PwC.

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Audit Committee Pre-Approval Policy for Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy that requires the committee to pre-approve all audit and non-audit services to be performed by the company’s independent registered public accounting firm. Unless a service falls within a category of services that the Audit Committee already has pre-approved, an engagement to provide the service requires specific pre-approval by the Audit Committee. Also, proposed services exceeding pre-approved cost levels require specific pre-approval.

Consistent with the rules established by the SEC, proposed services to be provided by the company’s independent registered public accounting firm are evaluated by grouping the services and associated fees under one of the following four categories: Audit Services, Audit-Related Services, Tax Services and All Other Services. All proposed services for the following year are discussed and pre-approved by the Audit Committee, generally at a meeting or meetings that take place during the October through December time period. In order to render approval, the Audit Committee has available a schedule of services and fees approved by category for the current year for reference, and specific details are provided.

The Audit Committee has delegated pre-approval authority to its chair for cases where services must be expedited. In cases where the Audit Committee chair pre-approves a service provided by the independent registered public accounting firm, the chair is required to report the pre-approval decisions to the Audit Committee at its next scheduled meeting. The company’s management periodically provides the Audit Committee with reports of all pre-approved services and related fees by category incurred during the current fiscal year, with forecasts of any additional services anticipated during the year.

All of the services performed by PwC related to fees disclosed above were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

The affirmative vote of the majority of votes cast at the annual meeting is required to ratify the appointment of PwC as the company’s independent registered public accounting firm for the year ending December 31, 2019.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEAR ENDING DECEMBER 31, 2019.

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REPORT OF THE AUDIT COMMITTEE

As more fully described in its charter, the Audit Committee oversees the company’s financial reporting processes on behalf of the Board. In fulfilling our oversight responsibilities, the Audit Committee reviewed and discussed with management the company’s audited consolidated financial statements for the year ended December 31, 2018, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the company’s internal control over financial reporting. Management represented to us that the company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and considered appropriate in the circumstances to present fairly the company’s financial position, results of operations and cash flows. The Audit Committee also reviewed and discussed with PwC, the company’s independent registered public accounting firm, the matters required to be discussed with the independent registered public accounting firm under applicable Public Company Accounting Oversight Board (“PCAOB”) standards.

The Audit Committee also received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence.

Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2018 for filing with the SEC, and the Audit Committee retained PwC as the company’s independent registered public accounting firm for the year ending December 31, 2019.

AUDIT COMMITTEE:

John A. Kritzmacher, Chair

Joan H. Gillman

John D. Markley, Jr.

The foregoing Audit Committee report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended or the Exchange Act and shall not otherwise be deemed filed under these acts, except to the extent specifically incorporated by reference.

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EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers as of March 31, 2019:

Name	Age	Position

William J. Merritt	60	President and Chief Executive Officer
Kai Öistämö	54	Chief Operating Officer
Richard J. Brezski	46	Chief Financial Officer and Treasurer
Jannie K. Lau	43	Chief Legal Officer, General Counsel and Corporate Secretary

There are no family relationships among the individuals serving as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment of each of our executive officers. Biographical information on Mr. Merritt is discussed under the caption “Election of Directors” above.

Kai O. Öistämö is InterDigital’s Chief Operating Officer, responsible for overseeing the company’s research and development, product development and licensing functions. Mr. Öistämö joined InterDigital in October 2018, and before that, served on the company’s board from November 2014 to October 2018. Prior to joining InterDigital in 2018, Mr. Öistämö served as Executive Partner at Siris Capital, a private equity firm; he initially joined Siris Capital in October 2015 as an advisor. Mr. Öistämö led corporate strategy and business development at Nokia Corporation (“Nokia”), a leader in the fields of network infrastructure, location-based technologies and advanced technologies and a wireless handset manufacturer, as Executive Vice President, Chief Development Officer with responsibility for strategic partnerships and alliances. Previous roles during his 23-year tenure at Nokia included the position of Executive Vice President, Devices. Mr. Öistämö was also a member of the Nokia leadership team from. Mr. Öistämö serves on the board of directors of Sanoma Corporation, a Finnish public company.

Richard J. Brezski is InterDigital’s Chief Financial Officer, responsible for overseeing the company’s finance, accounting, audit, tax, treasury, IT and facilities functions, including the company’s internal and external financial reporting and analysis. Mr. Brezski joined the company as Director and Controller in May 2003. Mr. Brezski was promoted to Senior Director in July 2006 and in January 2007 was appointed Chief Accounting Officer. In January 2009, Mr. Brezski was promoted to Vice President, Controller and Chief Accounting Officer, and in March 2011 he was appointed to the additional post of Treasurer. In May 2012, he was appointed Chief Financial Officer. Prior to joining InterDigital, Mr. Brezski served as an audit manager for PwC in its technology, information, communications and entertainment practice, where he provided business advisory and auditing services to product and service companies in the electronics, software and technology industries. Mr. Brezski earned a Bachelor of Science in Accountancy from Villanova University and an Executive Master of Business Administration from Hofstra University.

Jannie K. Lau is InterDigital’s Chief Legal Officer, General Counsel and Corporate Secretary, responsible for managing the company’s legal and government affairs functions. Ms. Lau joined InterDigital in 2008 as Associate General Counsel and was promoted to Deputy General Counsel in 2010. She was appointed Executive Vice President, General Counsel and Secretary in October 2012 and assumed responsibility for oversight of the company’s intellectual property litigation and management of its intellectual property assets at the end of 2015. Ms. Lau’s title was changed to Chief Legal Officer, General Counsel and Corporate Secretary at the beginning of 2018. Prior to joining InterDigital, Ms. Lau served as securities and transactional counsel at IKON Office Solutions, Inc., then a Fortune® 500 document management solutions company. Before beginning her in-house career, she was an associate at leading global law firms in New York and Boston, where she represented public and pre-IPO companies as well as private equity and venture capital funds. Ms. Lau serves on the board of trustees of the Pennsylvania Academy of the Fine Arts and on the Comcast NBCUniversal Joint Diversity Advisory Council. Ms. Lau earned a Juris Doctor, with honors, from the University of Pennsylvania Law School and holds a Bachelor of Arts in English and Comparative Literature from Columbia University.

The company’s executive officers are appointed to the offices set forth above to hold office until their successors are duly appointed.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on its review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the company’s Annual Report on Form 10-K.

COMPENSATION COMMITTEE:

Jean F. Rankin, Chair

S. Douglas Hutcheson

Philip P. Trahanas

The foregoing Compensation Committee report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act and shall not otherwise be deemed filed under these acts, except to the extent specifically incorporated by reference.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis covers all material elements of compensation awarded to, earned by or paid to the company’s Named Executive Officers (“NEOs”) during 2018 and focuses on the principles underlying the company’s executive compensation policies and decisions. The discussion details the compensation for the following individuals:

•	William J. Merritt – President and Chief Executive Officer (“CEO”);

•	Richard J. Brezski – Chief Financial Officer and Treasurer;

•	Jannie K. Lau – Chief Legal Officer, General Counsel and Corporate Secretary; and

•	Kai O. Öistämö – Chief Operating Officer (“COO”).

In addition, in accordance with SEC rules, information is also included with respect to the following retired executive officers who served during a portion of 2018:

•	Scott A. McQuilkin – Retired Senior Executive Vice President, Innovation; and

•	Lawrence F. Shay – Retired Senior Executive Vice President, Future Wireless, and Chief Intellectual Property Counsel.

Messrs. McQuilkin and Shay both ceased to be executive officers of the company effective March 9, 2018, and both retired from InterDigital, Inc., effective April 1, 2018.

Executive Summary

2018 Company Performance

The company delivered another solid performance in 2018, strategically positioning itself to drive higher value for shareholders through expanding our technology offerings through the acquisition of Technicolor’s patent licensing business (the “Technicolor Acquisition”) while keeping costs in check. On January 1, 2018, we adopted the requirements of new revenue accounting guidance (“ASC 606”), using the modified retrospective method. Consistent with the modified retrospective adoption method, our results of operations for periods prior to our adoption of ASC 606 remain unchanged and are presented in accordance with ASC Topic 605, “Revenue

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Recognition” (“ASC 605”). In 2018, our recurring revenues, consisting of current patent royalties and current technology solutions revenue, were $280.3 million under ASC 606, and would have been $365.0 million under ASC 605, the latter of which represented a slight decrease from $370 million in 2017, which was primarily attributable to the expiration at the end of 2017 of certain royalty obligations under a technology solutions agreement. A reconciliation of recurring revenues can be found in note 3 of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Through the Technicolor acquisition, we created new licensing opportunities for the company in the video and consumer electronics markets, which complement our core wireless technology business and positioned the company to drive additional value.

Good Governance Practices and Policies:

The Compensation Committee and the company strive to maintain good governance practices and regularly review and update such practices related to the compensation of our executive officers, including our NEOs. The following checklists summarize what we do and what we do not do in our executive compensation practices to highlight both the responsible practices we have implemented and the practices we have avoided in order to best serve our shareholders’ long-term interests.

WHAT WE DO:

✓	We create a balanced compensation program through a mix of fixed and variable short- and long-term incentives.

✓

We cap payouts under our annual short-term incentive plan (“STIP”) to individual employees, including our NEOs, at two times target, even if company or individual performance would result in payouts in excess of two times target.

✓	We have double-trigger severance payout provisions (i.e., an executive must be terminated in connection with a change in control in order to receive any severance).

✓

We have a clawback policy under which the company may recover excess compensation paid to our executive officers if intentional misconduct or gross negligence by one or more of our executive officers results in a material restatement of our financial statements.

✓

We have robust target stock ownership levels for our executive officers and directors. Each NEO has met the applicable stock ownership requirements as described below under “Stock Ownership Guidelines.”

✓

We review compensation-related risk with an outside independent compensation consultant on an annual basis to ensure our plans do not create incentives that would put the company at risk of a material adverse effect.

WHAT WE DO NOT DO:

☒	We do not have employment agreements with any NEO.

☒	We do not have single-trigger payout provisions in our equity award agreements.

☒	We do not provide golden parachute tax gross-ups.

☒	We do not guarantee minimum STIP payouts.

☒	We do not provide excessive perquisites to executive officers that other employees at or above the senior director level do not receive.

☒	We do not permit the hedging of InterDigital stock by any employee, including executive officers.

☒	We do not pay out dividend equivalents on unearned RSUs; accrued dividend equivalents are paid out only if and to the extent that the underlying RSU award vests.

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2018 Compensation Decisions and Actions

The following are highlights of the key compensation decisions made by the Compensation Committee for 2018:

•

In October 2018, the Compensation Committee adopted an Executive Severance and Change in Control Policy (the “Executive Severance Policy”). Each of our NEOs was offered participation in the policy, and, as a result, each of the NEOs who was party to an employment agreement with the company received a notice of non-renewal of their employment agreement; each NEO employment agreement expired on January 20, 2019. Please see “Agreements with NEOs” below for details.

•

Base salaries remained flat for the first half of 2018. Mr. Merritt’s base salary increased by 6.5% effective July 1, 2018, to avoid salary compression between the CEO and his direct reports, driven by market data that came to the Compensation Committee’s attention during the hiring of the company’s new COO, Chief Technology Officer and Chief Development Officer from outside of the Company. Please see “2018 Executive Compensation in Detail – Base Salary” below for details.

•

The target STIP levels for 2018 were increased slightly for Mr. Brezski and Ms. Lau, stated as a percentage of base salary. The NEOs received 2018 STIP payouts ranging from 85% to 105% of target based on individual, departmental and corporate performance. Please see “2018 Executive Compensation in Detail – Short-Term Incentive Plan” below for details.

•

The CEO’s Long-Term Compensation Program (“LTCP”) equity awards granted in 2018 saw a continued emphasis on performance-based equity with the use of performance-based stock options. The Compensation Committee awarded performance-based stock options to the CEO and COO in order to incentivize further increasing shareholder value through efficient integration of the Technicolor Acquisition and to drive value through increased licensing revenue opportunities in adjacent markets. Performance-based stock options vest only upon achievement of certain performance goals and further align the interests of our executives with those of our shareholders, as their value can only be realized with sustained stock price growth over the three-year performance period and two-year post-vest holding period. The CEO’s and COO’s LTCP equity grants were allocated as follows: one-third in performance-based stock options, one-third in performance-based RSUs and one-third in time-based RSUs. In connection with his hiring as COO in October 2018, Mr. Öistämö also received additional performance-based stock options as a sign-on bonus. The equity allocations for Mr. Brezski and Ms. Lau maintained an emphasis on performance-based equity, with 75% of the total value in the form of performance-based RSUs and 25% of the total value in the form of time-based RSUs.

•

The Compensation Committee determined the achievement level for the goals associated with the performance-based RSUs granted for the three-year performance period from January 1, 2016, through December 31, 2018, to be 100% of target, which resulted in a payout at target. Please see “2018 Executive Compensation in Detail – Long-Term Compensation Program” below for details.

Results from 2018 Shareholder Advisory Vote on Executive Compensation

At the 2018 annual meeting of shareholders, we held an advisory vote on executive compensation. Approximately 95% of the votes cast supported the compensation of the company’s named executive officers as disclosed in our 2018 proxy statement. Given this strong shareholder support as well as other factors considered by the Compensation Committee, the Compensation Committee determined not to make any significant changes to our existing compensation program and policies for 2018, aside from the adoption of the Executive Severance Policy and non-renewal of the employment agreements with our NEOs. The Compensation Committee considers the results of the annual advisory vote on executive compensation as a strong data point in its compensation decisions.

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What Guides Our Program

Compensation Objectives and Philosophy

The primary purpose of our executive compensation program is to attract, retain and motivate talented individuals who will drive the successful execution of the company’s strategic plan. Specifically, we:

•	Attract talented leaders to serve as executive officers of the company by setting total compensation levels and incentive program targets at competitive levels for comparable roles in the marketplace;

•	Retain our executives by providing a balanced mix of base salary and short and long-term incentive compensation;

•

Motivate our executives by “paying for performance,” or rewarding individual performance and the accomplishment of corporate goals, as determined by the Compensation Committee, through performance-based compensation; and

•

Align with shareholders’ interests, as our compensation program seeks to reward our NEOs for increasing our stock price over the long term and maximizing shareholder value by providing a substantial portion of total compensation in the form of direct ownership in our company through long-term equity awards.

Pay for Performance (Principal Elements of Pay)

Our executive compensation program is intended to hold our executive officers accountable for business results and reward them for strong corporate performance and value creation for our shareholders by rewarding performance that meets or exceeds the goals established by the Compensation Committee. Our NEOs’ 2018 total compensation is comprised of a mix of base salary, STIP and equity awards. Consistent with our compensation philosophy, the actual compensation received by our NEOs will vary based on individual, departmental and corporate performance measured against annual and long-term performance goals. Additionally, because a significant percentage of our NEOs’ pay is comprised of equity awards, the value of their pay increases and decreases with changes in our stock price. For 2018, approximately 89% of our CEO’s target compensation and 82%, on average, of the target compensation of our other NEOs was comprised of STIP and equity awards and thus variable based on the company’s performance.

Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program and has final approval with respect to the composition, structure and amount of all executive officer compensation, subject to Board review. The Compensation Committee is comprised of no less than three independent, non-employee members of the Board. Guided in the execution of its primary functions by the Board’s philosophy that the interests of key leadership should be aligned with the long-term interests of the company and its shareholders, the Compensation Committee annually reviews and approves goals relevant to the performance-based incentive compensation of the Chief Executive Officer and other executive officers. The Compensation Committee works very closely with management and the Compensation Committee’s independent consultant, Pearl Meyer & Partners (“Pearl

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Meyer”), to examine the effectiveness of the company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which is available on our website at http://ir.interdigital.com/CommitteeChart.

Role of Executive Officers

As part of the annual performance and compensation review for executive officers other than the Chief Executive Officer, the Compensation Committee considers the Chief Executive Officer’s assessment of the other executive officers’ departmental and individual performances, reviewing major individual accomplishments and any other recommendations of the Chief Executive Officer regarding their compensation. The Chief Executive Officer also reports to the Compensation Committee on the company’s achievement of objectively measurable goals established under performance-based incentive programs, based upon data related to achievement provided by the Chief Financial Officer and verified by the company’s internal auditor.

Role and Independence of Advisors

As referenced above, the Compensation Committee has engaged Pearl Meyer, an independent compensation consultant, to assist in carrying out its responsibilities. The Compensation Committee selects the consultant, negotiates the fees paid and manages the engagement. The Compensation Committee retained Pearly Meyer to advise it and the rest of the Board on matters including, but not limited to, trends in executive compensation, compensation peer group composition, assessing total direct compensation of the executives as compared to the compensation peer group, short and long-term incentive plan design and compensation of the company’s executive officers. Based on consideration of the factors as set forth in the SEC rules and the listing standards of the NASDAQ Stock Market, the Compensation Committee has determined that Pearl Meyer has no conflicts of interest in providing its services.

Factors Considered in Setting Compensation Amounts and Targets

In establishing compensation amounts and incentive program targets for executives, the Compensation Committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the Compensation Committee annually reviews market data that is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for both the general and high-technology industries, adjusted for size.

In November 2017, Pearl Meyer assisted the Compensation Committee with its process of identifying peer group companies for 2018 compensation purposes. When choosing compensation peers, we not only look for companies with similar revenue in the communications equipment industry, but also companies for which licensing revenue is a significant component of their total revenue stream (approximately 20% to 100% of total revenue) and that have a relatively similar profit margin and market capitalization. For 2018, the following companies were removed from the peer group due to acquisition or poor performance or significant changes to their revenue relative to those of the company: Comtech Technologies, Corp and Harmonic, Inc. Two companies were added to the peer group: Integrated Device Technology, Inc., and Silicon Laboratories, Inc.

As a result of these changes, the companies comprising the 2018 compensation peer group were as follows:

ADTRAN Inc.	Integrated Device Technology, Inc.	TiVo Corporation
Ansys, Inc.	Manhattan Associates	Ubiquiti Networks
Aspen Technology	Plantronics, Inc.	Universal Display Corp.
CalAmp Corp.	Rambus Inc.	Universal Electronics, Inc.
Dolby Laboratories, Inc.	RPX Corporation	Xperi, Inc.
Infinera Corporation	Silicon Laboratories, Inc.
Inovalon Holdings	Synaptics Inc.

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Pearl Meyer conducted a compensation peer group review and reviewed market data from nationally recognized published surveys. Pearl Meyer then presented a report to the Compensation Committee that included such publicly available information about the levels and targets for base salary, short-term incentive compensation, long-term incentive compensation and total compensation for comparable executive-level positions at such peer group companies. The market data helps the Compensation Committee gain perspective on the compensation levels and practices at the compensation peer companies and to assess the relative competitiveness of the total compensation paid to the company’s executives. The data thus guides the Compensation Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Compensation Committee uses the data to look for outliers or, in other words, those executives whose total compensation is substantially below the 50th percentile and those executives whose total compensation is above the 75th percentile of compensation peer companies but does not benchmark executive officer compensation to specific market percentages. In addition, the Compensation Committee takes into account other factors, such as the importance of each executive officer’s role to the company, individual expertise, experience and performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.

2018 Executive Compensation in Detail

Base Salary

Base salary is the fixed element of an executive’s current cash compensation, which the company pays to afford each executive the baseline financial security necessary to focus on his or her day-to-day responsibilities. Base salaries for the executives are set at competitive levels to attract and retain highly qualified and talented leaders. The Compensation Committee reviews and approves base salaries for the executives annually. Salary adjustments for our NEOs in 2018 were based on consideration of each NEO’s position, scope of responsibility and importance to the company and performance during 2017, as well as a review of the market data and a comparison of each NEO’s total compensation against that of the other executive officers in the company’s compensation peer group. The NEOs’ base salaries remained flat for 2018 because the market data showed that their salaries were within the median range for their respective positions. However, during the process of hiring the company’s new COO, Chief Technology Officer and Chief Development Officer during the first half of 2018, potential salary compression issues arose; therefore, to ensure internal equity among the CEO and his direct reports, Mr. Merritt received a salary increase of 6.5%, effective July 1, 2018.

Set forth below are the 2017 and 2018 base salaries for our NEOs:

NEO	2017	2018
William J. Merritt	$620,000	$660,000
Richard J. Brezski	396,550	396,500
Jannie K. Lau	379,600	379,600
Kai O. Öistämö	NA	600,000
Scott A. McQuilkin	415,000	415,000
Lawrence F. Shay	437,750	437,750

Short-Term Incentive Plan

The STIP annual incentive award is designed to provide a cash reward for the achievement of corporate goals and individual accomplishments during each fiscal year. Individual STIP payouts are determined based on performance against pre-determined strategic corporate goals, departmental performance and individual performance.

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In first quarter 2018, the Compensation Committee approved target STIP levels for each of the NEOs. The target STIP levels for Mr. Brezski and Ms. Lau were each increased to 75% of base salary. Messrs. McQuilkin and Shay were not eligible to participate in the 2018 STIP as a result of their retirements from the company effective April 1, 2018; therefore, they have not been included in the following table. The 2018 target STIP levels, set as a percentage of annual base salary, for the NEOs were as follows:

NEO	2018 Target STIP Level
William J. Merritt	100%
Richard J. Brezski	75%
Jannie K. Lau	75%
Kai O. Öistämö	75%

Mr. Öistämo’s STIP target for 2018 was pro-rated to 75% of his annual salary; for 2019, his target level will be 100% of his annual base salary.

The actual 2018 STIP payout amounts for the NEOs are determined by considering performance against pre-determined strategic corporate goals, departmental performance and individual performance. The Compensation Committee approves strategic corporate goals with pre-defined targets and other goals that provide for discretion upon evaluation so that it can reward meeting and exceeding our targets while also considering the quality of our results and other factors not anticipated at the beginning of the year. For 2018, the strategic corporate goals for the company’s executives and the relative weights assigned to each were as follows:

2018 STIP Strategic Corporate Performance Goals:
Goal	Description	Target Weight
Revenue Platform	Achieve specified amount for management’s forecast at year-end for the company’s total expected revenues over the following 12-month period based on existing contracts/relationships	20%
Product Revenue Platform	Achieve specified amount for management’s forecast at year-end for the company’s total expected product revenues over the following 12-month period based on existing contracts/relationships	5%
Business Transformation	Consummate acquisition to drive core business; execute internal reorganization, including filling a number of key executive management roles; enter into specified number of customer agreements involving research and development or other cooperative components; advance of culture project	20%
Business Integration	Successfully execute against integration objectives related to acquisition	20%
Innovation	Generate specified numbers of patent filings as well as contributions to 5G and other standards; achieve external recognition of innovation success	10%
Compensation Committee Discretion	Allow Compensation Committee to adjust performance upward or downward as a result of unexpected outcomes or circumstances	25%
TOTAL		100%

These strategic corporate goals were structured to challenge and motivate executives and intended to align the executive team around a key set of company performance objectives.

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In January 2019, the Chief Executive Officer reported to the Compensation Committee on the final achievement of the strategic corporate goals and provided his assessment with respect to departmental and individual executive officer performance for the year. For 2018, the strategic corporate goals related to total revenue platform, product revenue platform and business transformation fell short of target, while the achievement level with respect to business integration met its target. The company’s performance with respect to the innovation goal, however, exceeded target. The innovation goal was exceeded, in part, as a result of our continued success in 5G innovation, which included the filing of over 600 patent applications in 2018, a substantial portion of which are applicable to 3GPP 5G, our continued recognition as a thought leader in the wireless, IoT and other technology areas, as evidenced by the growing number of invitations for speaking engagements, leadership roles within standards organizations and the UK launch of the company’s oneTRANSPORT data marketplace operating on the Chordant platform. Although the total revenue and product revenue platform goals fell short of target, the company laid the groundwork for business transformation through the Technicolor Acquisition. The Compensation Committee reviewed the company’s achievement with respect to all of the strategic goals and also considered other developments in 2018 that were not captured specifically by the goals, and, as a result, the Compensation Committee determined that the total achievement level with respect to the strategic corporate goals was 90%.

The STIP payout for the Chief Executive Officer is based on achievement of the strategic corporate goals and his individual performance. The STIP awards paid to all other NEOs are based on the achievement of the strategic corporate goals and each NEO’s individual performance, measured, in part, by how well such NEO’s department performed during the year with respect to the department’s goals/primary projects.

In determining the STIP payout to the Chief Executive Officer for 2018, the Compensation Committee considered the Board’s assessment of his performance in 2018, as reflected in the recommendation of the non-executive Chairman of the Board, who is the primary liaison between the Chief Executive Officer and the full Board. Although the company’s total achievement level with respect to its strategic corporate goals was below target, primarily as a result of the Company’s revenue platform goal shortfall, the Compensation Committee recognized the significant efforts undertaken by Mr. Merritt in 2018 relating to the Technicolor Acquisition, as well as additional actions he had taken, including filling key executive management roles, to position the company for success going into 2019. As a result, based on the achievement level with respect to the strategic corporate goals and the performance of the Chief Executive Officer on an individual level, the Compensation Committee determined that Mr. Merritt’s STIP payout for 2018 should be 100% of target.

For the other NEOs, the Compensation Committee reviewed the performance assessments provided by Mr. Merritt with respect to each executive’s individual and departmental performance and considered its own direct interactions with each NEO as well. As a result of the achievement level with respect to the strategic corporate goals and departmental and individual performances, for their 2018 STIP Mr. Brezski received a payout of 85% of target, Ms. Lau received a payout of 105% of target and Mr. Öistämö received a payout at target. Messrs. McQuilkin and Shay were not eligible to participate in the 2018 STIP.

The 2018 STIP awards paid to the NEOs were entirely in cash. The Grants of Plan-Based Awards Table below reports the threshold, target and maximum potential STIP payouts for each NEO for 2018, and the Summary Compensation Table below reports the amounts actually earned by each NEO for 2018 under the STIP.

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Long-Term Compensation Program

The LTCP is designed to align management’s interests with those of the company’s shareholders to maximize the value of the company’s stock over the long term and to enhance retention efforts by incentivizing executive officers to drive the company’s long-term strategic plan. It typically consists of three components:

•	performance-based RSUs, which align employee and shareholder interests by tying value to both business results and future stock price;

•

stock options, which the Compensation Committee considers to be performance-based compensation and an important form of long-term incentive compensation because they are only valuable if our stock price increases over time; and

•	time-based RSUs, which provide retention benefits and, in concert with our stock ownership guidelines, focus our executives on long-term share ownership and sustained value.

In 2018, the Compensation Committee approved a one-time increase to the LTCP targets for the CEO and newly hired COO, which added a performance component to the stock option grants for both individuals. The performance-based stock options further align our executives’ interests with those of our shareholders, as they are earned only for the achievement of specific performance conditions and inherently require sustained stock price growth over the performance period in order for value to be realized. The Compensation Committee considered the performance-based stock options granted to the CEO and COO as part of their 2018 LTCP to be one-time incentives related to the company’s long-term goal to transform the company’s business through the Technicolor Acquisition.

The Compensation Committee determines annually the participation level and components of each executive officer’s LTCP award, emphasizing internal pay equity between the company’s NEOs and other executives to motivate and incentivize performance across the senior management team and encourage collaboration and shared responsibility for executing the company’s strategic plan. For performance-based RSUs and performance-based stock options, 100% achievement of the associated performance goal results in full vesting of the associated equity at target; typically, threshold performance level is required for the vesting of 50% of target, and performance above the target performance level results in the vesting of additional equity. Accordingly, for performance that falls below 80% achievement, no performance-based award would vest; vesting is capped at 200% of target.

Payouts of performance-based awards under the LTCP have varied over the years, ranging from no payout for the 2013-2015 and the 2007-2009 performance periods to a 200% payout for two recent performance periods, 2014-2016 and 2015-2017:

Performance Period	LTCP Payout
2007-2009	None
2008-2010	86%
2009-2011	31%
2010-2012	100%
2011-2013	71%
2012-2014	110%
2013–2015	None
2014-2016	200%
2015-2017	200%
2016-2018	100%

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2016-2018 Cycle

For the performance cycle that began on January 1, 2016 and ended December 31, 2018 (the “2016-2018 cycle”), each NEO received 50% of their target award in performance-based RSUs, 25% in stock options and 25% in time-based RSUs that vested in March 2019. The total target values of the awards granted to the NEOs in March 2016 for the 2016-2018 cycle were as follows:

NEO	Target
William J. Merritt	$1,575,000
Richard J. Brezski	700,000
Jannie K. Lau	400,000
Kai O. Öistämö	N/A
Scott A. McQuilkin	1,000,000
Lawrence F. Shay	1,000,000

The goals associated with the performance-based RSU awards for the 2016-2018 cycle were as follows:

Threshold	Target Range	Superior/Maximum
$640 million of normalized cash flow	$800 million to $1.0 billion of normalized cash flow	$1.4 billion of normalized cash flow

$40 million of new revenue	$50 million to 100 million of new revenue	$140 million of new revenue

After reviewing the company’s progress as of December 31, 2018, toward the performance goals for the 2016-2018 cycle, the Compensation Committee determined that the company’s total normalized cash flow for the 2016-2018 cycle was approximately $990 million and the company’s “new” revenue was approximately $83 million. Both achievements were within the ranges set as target performance and resulted in the vesting of 100% of the target awards. This payout reflects the company’s continued solid performance throughout the years 2016, 2017 and 2018 related to the company’s core patent licensing business and the increase in “new” revenue, or revenue attributable to cellular IoT licensing or the company’s non-cellular technologies, including product revenues resulting from Hillcrest Labs’ product offerings, revenues derived from the Signal Trust for Wireless Innovation, our participation in the Avanci licensing programs and from the Technicolor Acquisition. Normalized cash flow is a measure used by the company solely for the purposes of its compensation plan goals and it is not calculated in accordance with GAAP. A presentation showing how the $990 million in normalized cash flow was calculated based on numbers contained within the company’s audited financial statements is set forth in Appendix A to this proxy statement.

Normalized Cash Flow

The Compensation Committee selected a normalized cash flow goal for the 2016-2018 LTCP cycle because it believes that normalized cash flow most effectively aligns management’s interests with those of the company and its shareholders and is the most accurate measure of the company’s performance. As more fully described in our Annual Report on Form 10-K for the year ended December 31, 2018, revenue recognition for revenues derived from patent license agreements is complex, and we derive the vast majority of our revenue from patent licensing. The complicated and unpredictable nature of patent licensing revenue recognition make GAAP cash flow or revenue an inaccurate measure of performance for the company and using such measures could also incentivize management to enter into patent license agreements that are structured in a way that helps meet incentive plan goals rather than in the way that is most beneficial for the company.

The timing and amount of revenue recognized from each license depends upon a variety of factors, including the specific terms of each agreement and the nature of the deliverables and obligations and, as a result, components of our revenue tend to be highly variable year to year. In addition, the timing of our revenue

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recognition is often disjointed from the timing of the related cash receipts as a result of components of the agreement that provide for prepayment of royalties, past sales, etc. So that our executives are properly motivated to maximize the overall value of our patent portfolio and not to maximize short-term gains strictly for the purpose of attaining incentive plan goals, we normalize the cash inflow under our license agreements to treat all licensing revenue as if it were negotiated as royalty bearing over the life of the agreement.

In addition to normalizing our cash inflows, we also adjust our cash outflows to capture the appropriate cash expenditures for which we manage our business. This process begins with our total operating expenses and deducts defined non-cash expenses (e.g., depreciation and amortization) and then adds in capital expenditures. We also exclude certain items that (a) make the calculation iterative (e.g., performance-based compensation) or (b) are non-operational or non-recurring (e.g., repositioning costs and severance) in nature and which we would otherwise back out when evaluating our financial performance.

For example, when using normalized cash flow as a measure, if a patent licensing agreement includes a large up-front payment, in order to avoid having that payment disproportionately drive cash flow for the performance period, the payment is spread out over the term of the license agreement, mimicking what would happen if the cash was received pursuant to a running royalty-based license agreement. Strictly for illustrative purposes, assume the company set a GAAP cash flow goal of $100 for a three-year LTCP performance period and in each of the first two years of the performance period the company had generated $33 of cash flow from running royalties—bringing the total cash flow achieved for the first two years to $66. Because the cash flow was from running royalties, the amount included toward the goal for the performance period would be the same under both a GAAP cash flow and a normalized cash flow measure. Then, during year 3 of the performance period, the company negotiates a new 5-year $100 patent license agreement. A GAAP cash flow goal could incentivize management to accept less than $100 in licensing royalties ($50 in this example) if the total discounted amount was paid up front (Deal A), which would then contribute $50 toward the achievement of the goal for the performance period, rather than the full $100 paid over five years (Deal B), which would contribute only $20 toward the achievement of the performance goal. Although Deal B is clearly better for the company and its shareholders, the use of a GAAP cash flow performance incentive measure could create an incentive to enter into Deal A, as that deal would have led to a larger incentive payout for the performance period (140% under Deal A vs. 65% under Deal B, as illustrated in the following table). By using normalized cash flow as the performance measure, management is properly incentivized to enter into Deal B, which not only leads to a higher incentive payout (65% under Deal B vs. no payout under Deal A, as illustrated in the following table), but also to the better outcome for the company and its shareholders.

Normalized Cash Flow Illustrative Example

	DEAL A		DEAL B
	Incentive Plan Performance Measure		Incentive Plan Performance Measure
Performance Period Year	GAAP Cash Flow	Normalized Cash Flow	GAAP Cash Flow	Normalized Cash Flow
Year 1	$33	$33	$33	$33
Year 2	$33	$33	$33	$33
Year 3	$50	$10	$20	$20

Total	$116	$76	$86	$86
Goal Achievement	116%	76%	86%	86%
LTCP Payout(a)	140%	0%	65%	65%

(a)

In this example, for each 1% change above or below 100% achievement, the actual award amount is adjusted by 2.5 percentage points, with a threshold payout of 50% of target and a maximum payout of 200% of target. Accordingly, for performance that falls below 80% achievement, no performance-based award would vest.

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2018 LTCP Grant

The Compensation Committee approved LTCP equity grants in 2018 that were comprised of the following: the CEO and COO each received one-third of his total award in the form of performance-based RSUs, one-third in performance-based stock options and one-third in the form of time-based RSUs, while the other NEOs received 75% of their total award in the form of performance-based RSUs and 25% in the form of time-based RSUs.

The time-based RSUs have a vest date of March 15, 2021. The performance-based RSUs and performance-based stock-options will vest on March 15, 2021, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2020; the remaining unvested portion of such performance-based RSU and stock options, if any, shall remain eligible to vest on March 15, 2023, subject to the achievement of the same performance goals measured as of December 31, 2022. The goals associated with the performance-based RSU and performance-based stock options granted in 2018 are to achieve specified levels with respect to revenue and earnings over the performance measurement period(s). 100% achievement of the performance goal or goals associated with the award results in a 100% payout of the associated target amounts. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straight-line interpolation between the target achievement level and the actual achievement level, with a threshold payout of 50% of target and a maximum payout of 200% of target. Messrs. Merritt and Öistämö may not dispose or transfer any shares acquired through the exercise of his performance-based stock options until the earlier of (i) the end of the 2-year period following the date of vesting or (ii) a change in control.

With the exception of Mr. Öistämö’s 2018 LTCP equity award, which was granted on November 15, 2018, the 2018 LTCP equity awards were granted to the NEOs on July 16, 2018. To determine the number of performance and time-based RSUs awarded, the respective allocated target amounts were divided by the closing stock price on the day of grant. The number of performance-based stock options granted was calculated using the Black-Scholes option pricing model. For the options granted in July and November 2018, respectively, the weighted average assumptions underlying the valuation under the Black-Scholes model are as follows: a term of 7.8 years; volatility of 30.24%; a risk-free interest rate of 2.83%; and a dividend yield of 1.68%; .a term of 7.7 years, volatility of 30.14%, a risk-free interest rate of 2.97% and a dividend yield of 1.77%.

Messrs. McQuilkin and Shay were not eligible for a 2018 LTCP grant because of their April 1, 2018, retirement date; therefore, they are not included in the table below.

The total target values of the LTCP equity awards granted to the NEOs in 2018 and 20191 were as follows:

NEO	2018	2019
William J. Merritt	$5,000,000	$3,250,000
Richard J. Brezski	1,000,000	1,000,000
Jannie Lau	1,000,000	1,000,000
Kai O. Öistämö	3,000,000	2,000,000

In connection with his hiring as COO in October 2018, Mr. Öistämö received an additional performance-based stock option grant with a $700,000 target as a sign-on bonus. For additional information, see “Grants of Stock Based Awards.”

While the target values of the LTCP awards for each NEO are generally consistent with the target long-term equity award values for the executives in our compensation peer group, when determining the value of the LTCP awards, the Compensation Committee reviews the total direct compensation of the executives in the compensation

[1]	2019 LTCP target is provided for illustrative purposes as confirmation that the 2018 LTCP grants were one-time increases.

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peer group to ensure that the aggregate target awards for each executive result in a total direct compensation level that is not substantially below the 50th percentile or substantially above the 75th percentile of our compensation peer group. Pay and equity pay mix of our compensation peers and general industry companies is also considered. As stated previously, the Compensation Committee determined that one-time increased LTCP targets, with the inclusion of performance-based stock options, for the CEO and COO, would optimize management incentive to drive shareholder value creation over the long term during this transformational period for the company.

Other Practices, Policies and Guidelines

Grant Practices

RSU awards and stock options granted to executives under the LTCP are targeted to be granted each year on the later of March 15 or on or after the date the Compensation Committee approves the goals associated with the performance-based equity component. If a participant joins the company or becomes eligible to receive awards through a promotion after the annual grant date, he or she would be eligible for an award on the 15th of the month following his or her date of hire or promotion, respectively. The closing stock price on the date of grant determines the exercise price of stock option grants and the number of RSUs granted. For outstanding time-based and performance-based RSU grants made prior to 2017, the company’s closing stock price on the day prior to the grant date was used to determine the number of RSUs granted. The Compensation Committee does not time equity grants to take advantage of material nonpublic information.

Performance-based RSUs granted through 2016 are tied to a three-year performance period. Performance-based RSUs granted in 2017 and 2018 and performance-based stock options granted in 2018 each have a three-year performance period with the potential for a five-year performance-period. Time-based RSUs vest 100% on the vest date, which is generally on or around the third anniversary of the grant date (i.e., “cliff” vesting). Performance-based RSU and stock options vest, if at all, on March 15 of the year following December 31 of the end of the performance period. Shares acquired through the exercise of performance-based options must be held through the earlier of 2 years following vest date or a Change in Control. Vested performance-based options expire on the tenth anniversary of the grant date.

The Compensation Committee may, in its sole discretion, grant additional equity awards to executives, including the NEOs, outside of the LTCP and the other compensation programs described above. As noted above, the Compensation Committee intends to limit the use of discretionary awards but may issue such awards from time to time when necessary. In approving such awards, the Compensation Committee may consider the specific circumstances of the grantee, including, but not limited to, total compensation relative to our compensation peer group, compensation for his or her position, sign-on incentives, promotion, expansion of responsibilities, exceptional achievement recognition and retention concerns.

Stock Ownership Guidelines

To align the interests of our executive officers with those of our shareholders, the company has established stock ownership guidelines for its executive officers. The Chief Executive Officer’s target ownership level is no less than the lesser of an amount of company stock with a value of at least five times his current annual base salary or 65,000 shares. Mr. Öistämö and the company’s retired senior executive vice presidents (Messrs. McQuilkin and Shay) were expected to own no less than the lesser of an amount of company stock with a value of at least three times their current annual base salary or 25,000 shares, and the company’s other executive officers (including Mr. Brezski and Ms. Lau) are expected to own no less than the lesser of an amount of company stock with a value of at least two times their current annual base salary or 12,500 shares.

Qualifying stock includes shares of common stock held outright or through the company’s 401(k) Plan (as defined below), restricted stock and, on a pre-tax basis, unvested time-based RSUs. For purposes of calculating the value of company stock holdings, each share or other qualifying stock unit is priced at a price per share/unit

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equal to the average closing stock price of the company’s common stock for the 200 trading days leading up to and including the calculation date. The 200-day average closing stock price is calculated annually on the date of the company’s annual meeting of shareholders.

Any executive who has not reached or fails to maintain his or her target ownership level must retain at least 50% of any after-tax shares derived from vested RSUs or exercised options until his or her level is met. An executive may not make any disposition of shares that results in his or her holdings falling below the target level without the express approval of the Compensation Committee. As of March 31, 2019, all of the NEOs were in compliance with the guidelines.

Clawback Policy

In 2014, the Board adopted a clawback policy that would, under certain circumstances, entitle the company to recover certain compensation previously paid to the company’s executive officers, in accordance with the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In the event of any intentional misconduct or gross negligence by one or more executives that results in a material restatement of any company financial statement that was filed during the company’s then-current fiscal year or during one of the three prior full fiscal years, each executive would be required to repay or forfeit any excess compensation. The company will reevaluate its policy once final rules are adopted by the SEC and the NASDAQ Stock Market.

Savings and Protection and Nonqualified Deferred Compensation Plans

The company’s Savings and Protection Plan (“401(k) Plan”) is a tax-qualified retirement savings plan pursuant to which employees, including NEOs, are able to contribute the lesser of 100% of their annual base salary and bonus or the annual limit prescribed by the Internal Revenue Service (“IRS”) on a pre-tax basis. The company provides a 50% matching contribution on the first 6% of an employee’s eligible earnings contributed to the 401(k) Plan, up to the cap mandated by the IRS. The company offers this benefit to encourage employees to save for retirement and to provide a tax-advantaged means for doing so.

As noted above, the IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) Plan account. The company’s nonqualified deferred compensation plan (the “deferred compensation plan”) provides a select group of management and highly compensated employees, including the NEOs, with an opportunity to defer up to 40% of their base salary and up to 100% of their STIP payment.    For 2018, the company matched up to 50% of the first 6% of the participant’s eligible deferrals, determined on a combined plan basis taking into account deferred amounts under both the deferred compensation plan and the 401(k) Plan; these contributions will receive the investment performance of InterDigital common stock. Matching contributions are made once annually after the end of the year. Participants vest one-third in company matching contributions after one year of service, two-thirds after two years of service and fully after three years of service, a vesting schedule identical to the 401(k) Plan. For more information about the nonqualified deferred compensation plan, see “Nonqualified Deferred Compensation.”

Agreements with NEOs

In October 2018, the company adopted the InterDigital, Inc., Executive Severance Policy, which has an initial term of three years and then automatically renews for additional successive one-year periods thereafter (unless the company provides notice of non-renewal at least 30 days before the expiration of the term (as extended by any renewal period)). Among other things, the Executive Severance Policy provides severance payments and benefits upon certain qualifying terminations of employment, including upon termination of the NEO’s employment by the company without “Cause,” and provides for enhanced payments and benefits if such termination occurs on or within one year after a “Change in Control” of the company, each as defined in the Executive Severance Policy. For more information regarding the provisions governing these termination scenarios, please see “Potential Payments upon Termination or Change in Control.”

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On October 5, 2018, in connection with the Company’s adoption of the Executive Severance Policy, the Compensation Committee approved a notice of non-renewal to be delivered to each NEO who had employment agreements with the Company. Accordingly, each NEO employment agreement expired on January 20, 2019.

Prohibition Against Hedging

The company’s insider trading policy prohibits directors, officers, employees and consultants of the company from engaging in any hedging transactions involving company stock.

Impact of Tax Treatment

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation that we may deduct in any one year for compensation paid to the Chief Executive Officer and certain other most highly compensated executive officers to $1 million. While the Compensation Committee considers the deductibility of compensation as a factor in making compensation decisions, the Compensation Committee retains the flexibility to provide compensation that is consistent with our goals for our executive compensation program even if such compensation is not fully tax deductible. Accordingly, the Compensation Committee may make decisions that result in compensation expense that is not fully deductible under Section 162(m) of the Code.

Compensation-Related Risk Assessment

We have assessed our employee compensation policies and practices and determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the company. In reaching this conclusion, the Compensation Committee considered all components of our compensation program and assessed any associated risks. The Compensation Committee also considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time- and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; (iii) limits on the maximum goal achievement levels and overall payout amounts under the STIP and LTCP awards; (iv) the company’s adoption of, and adherence to, various compliance programs, including a code of ethics, a clawback policy, a contract review and approval process and signature authority policy and a system of internal controls and procedures; (v) the use of normalized cash flow as a performance metric; and (vi) the oversight exercised by the Compensation Committee over the performance metrics and results under the STIP and the LTCP. In addition, compensation programs are reviewed with Pearl Meyer, the compensation consultant, on an annual basis to ensure plans do not create incentives that would put the company at excessive risk. Based on the assessment described above, the Compensation Committee concluded that any risks associated with our compensation policies and practices were not reasonably likely to have a material adverse effect on the company.

Accounting for Share-Based Compensation

We follow FASB ASC Topic 718 for our share-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based compensation awards made to employees and directors, including stock options and RSUs, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our NEOs may never realize any value from their awards; FASB ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render services in exchange for the option or other award.

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Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by or paid to our NEOs in the last three years (unless 2018 and 2017 are the only years for which an executive officer has been deemed an NEO, in which case the table only includes such information for 2018 and 2017). Our NEOs include: (i) William J. Merritt, our CEO; (ii) Richard J. Brezski, our CFO; (iii) Kai O. Öistämö and Jannie K. Lau, who were our two other most highly compensated executive officers in 2018 serving as executive officers of the company at December 31, 2018; and (iv) Scott A. McQuilkin and Lawrence F. Shay, who both ceased to be executive officers of the company effective March 9, 2018. Additional information regarding the items reflected in each column follows the table.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)		Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
William J. Merritt	2018	640,000	—	1,666,750		—	660,000	42,621	3,009,287
President and Chief Executive	2017	620,000	—	500,076		500,000	620,000	38,486	2,278,562
Officer	2016	620,000	—	387,806		385,000	1,240,000	78,925	2,711,731

Richard J. Brezski	2018	396,550	—	250,050		—	252,801	20.132	919,483
Chief Financial Officer and	2017	393,000	—	175,048		—	158,000	20,039	746,087
Treasurer	2016	375,038	—	176,270		175,000	435,654	30,197	1,192,159

Jannie K. Lau (8)	2018	379,600	—	250,050		—	298,935	11,688	940,223
Chief Legal Officer, GC and Corporate Secretary	2017	375,000	—	175,048		—	284,000	19,947	853,995

Kai O. Öistämö (9)	2018	133,846	550,000	1,150,117	(10)	—	427,500	81,015	2,192,361
Chief Operating Officer

Scott A. McQuilkin	2018	119,712	—	—		—	—	775,892	895,604
Retired Senior EVP, Innovation	2017	415,000	—	275,063		—	233,000	24,246	947,309
	2016	415,000	—	277,012		275,000	587,001	25,790	1,579,803

Lawrence F. Shay	2018	126,274	—	—		—	—	784,409	910,683
Retired Senior EVP, Future	2017	437,750	—	275,063		—	273,000	25,271	1,011,085
Wireless, and Chief IP Counsel	2016	437,750	—	277,012		275,000	656,625	45,668	1,692,055

(1)

Base salary increases, as applicable, for 2018 and 2017 did not become effective until July 1 and April 1, respectively, of each year. Amounts reported reflect the value of base salary earned by each NEO during such years.

(2)	In connection with his hiring as COO in October 2018, Mr. Öistämö received a sign-on bonus.

(3)

Amounts reported reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for time-based RSU awards granted during the designated fiscal year. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 13 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2018. Under generally accepted accounting principles, compensation expense with respect to stock awards granted to our employees and directors is generally equal to the grant date fair value of the awards and is recognized over the vesting periods applicable to the awards.

(4)

Amounts reported also reflect the value at the grant date of performance-based RSUs granted in such years based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 13 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

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On July 16, 2018, the company granted performance-based RSU awards to its NEOs, with the exception of Mr. Öistämö, for the 2018 LTCP. Mr. Öistämö was awarded performance-based RSUs on November 15, 2018, for the 2018 LTCP. As of those dates of grant, consistent with the estimate determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants did not meet the threshold for recording compensation cost, and, as a result, their grant date value was $0. Accordingly, there is no value reported for the performance-based RSUs granted to the NEOs in 2018. The following table sets forth the grant date fair value of the performance-based RSUs granted to the NEOs in 2018 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200%:

NEO	Maximum Value Performance-Based RSU Awards 2018 LTCP ($)
William J. Merritt	3,333,500
Richard J. Brezski	1,500,133
Jannie K. Lau	1,500,133
Kai O. Öistämö	2,000,129
Scott A. McQuilkin	—
Lawrence F. Shay	—

(5)

Amounts reported also reflect the value at the grant date of performance-based stock options granted in 2018 based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in valuing these awards are incorporated by reference to Notes 2 and 13 to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2018.

On July 16, 2018, the company granted performance-based stock options to Mr. Merritt for the 2018 LTCP and Mr. Öistämö was awarded performance-based stock options on November 15, 2018 for the 2018 LTCP. Mr. Öistämö received an additional grant of performance-based stock options as a sign-on grant on November 15, 2018. As of those dates of grant, consistent with the estimate determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants did not meet the threshold for recording compensation cost, and, as a result, their grant date value was $0. Accordingly, there is no value reported for the performance-based stock options granted to the CEO and COO in 2018. The following table sets forth the grant date fair value of the performance-based stock options granted to the CEO and COO in 2018 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200%:

NEO	Maximum Value 2018 LTCP and Sign-On Performance-Based Stock Option Awards ($)
William J. Merritt	3,333,341
Richard J. Brezski	—
Jannie K. Lau	—
Kai O. Öistämö	3,400,027
Scott A. McQuilkin	—
Lawrence F. Shay	—

(6)	Amounts reported include the value of payouts earned under the company’s 2018 STIP which were paid in 2019.

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(7)	The following table details each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal 2018:

NEO	401(k) Plan Matching Contributions ($)(a)	Supplemental LTD ($)(b)	Deferred Compensation Plan Matching Contributions ($)(c)	PTO Payout ($)(d)	Payments Pursuant to Retirement Agreement ($)(e)	Travel Allowance ($)(f)	Director Compensation ($)(g)	Total ($)
William J. Merritt	8,250	5,006	29,365	—	—	—	—	42,621
Richard J. Brezski	8,250	3,495	8,387	—	—	—	—	20,132
Jannie K. Lau	8,250	3,438	—	—	—			11,688
Kai O. Öistämö	—	—	—	—	—	22,308	58,707	81,015
Scott A. McQuilkin	8,250	5,391	—	49,480	716,814	—	—	775,892
Lawrence F. Shay	8,012	4,259	3,728	54,790	716,814	—	—	784,409

(a)

Amounts represent company matching contributions to all employees, including the NEOs, on 50% of the first 6% of the employee’s eligible salary and annual bonus contributed to the 401(k) Plan, up to the maximum amount permitted by the Internal Revenue Service.

(b)	Amounts represent premium amounts paid by the company for supplemental executive long-term disability insurance for the benefit of such NEO.

(c)

Amounts represent company matching contributions made pursuant to the company’s nonqualified deferred compensation plan for NEO contributions. For more information, see “Nonqualified Deferred Compensation.”

(d)	Amounts represent paid time off accrued but not taken, which, pursuant to company policy, is paid to employees upon employment termination.

(e)

Amounts represent transition services payments and supplemental retirement payment pursuant to the Retirement Agreements effective April 2, 2018. For more information, see “Potential Payments upon Termination or Change in Control.”

(f)	Amount represents a taxable stipend to compensate Mr. Öistämö for expenses related to his travel between his home and the company’s office in Wilmington, Delaware.

(g)	Amount represents cash compensation Mr. Öistämö received in 2018 as a member of the Board of Directors of InterDigital prior to his resignation from the Board on October 8, 2018.

(8)	Ms. Lau was not among the company’s NEOs for 2016.

(9)	Mr. Öistämö was not among the company’s NEOs for 2016 or 2017.

(10)	Includes $150,052 or 1,903 restricted stock units that Mr. Öistämö forfeited upon his resignation from the Board on October 8, 2018.

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Grants of Plan-Based Awards in 2018

The following table summarizes the grants of (i) cash awards under the STIP (STIP), (ii) options (OPT), time-based RSU awards (TRSU) and performance-based RSU awards (PSU) under the 2018 cycle of the LTCP, and (iii) the new hire OPT award for Mr. Öistämö each made to the NEOs during the year ended December 31, 2018. Each of these types of awards is discussed in “Compensation Discussion and Analysis” above.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William J. Merritt	STIP		0	640,000	1,280,000
	OPT	7/16/2018								63,735	83.35	0
	TRSU	7/16/2018							19,997			1,666,750
	PSU	7/16/2018				9,998	19,997	39,994				0

Richard J. Brezski	STIP		0	297,413	594,825
	TRSU	7/16/2018							3,000			250,050
	PSU	7/16/2018				4,499	8,999	17,998				0

Jannie K. Lau	STIP		0	284,700	569,400
	TRSU	7/16/2018							3,000			250,050
	PSU	7/16/2018				4,499	8,999	17,998				0

Kai O. Öistämö	STIP		0	450,000	900,000
	OPT	11/15/2018								72,065	76.44	0
	TRSU	11/15/2018							13,083			1,000,065
	PSU	11/15/2018				6,541	13,083	26,166				0

Scott A. McQuilkin	STIP
	TRSU
	PSU

Lawrence F. Shay	STIP
	TRSU
	PSU

(1)

Amounts reported represent the potential threshold, target and maximum STIP payouts depending on the level of performance achieved under the STIP for fiscal 2018. Such amounts ranged from 0 to 200% of the target payout, representing the maximum payout possible under the STIP. For all NEOs, the actual amount earned for fiscal 2018, which is reported in the Summary Compensation Table above, was based on the company’s achievement of the 2018 strategic corporate goals established by the Compensation Committee in March 2018 and departmental and individual performance of the NEO during 2018.

(2)

Amounts reported represent the potential threshold, target and maximum number of performance-based RSUs the NEO could earn pursuant to his or her performance-based RSU award for the 2018 LTCP. 100% achievement of the performance goal or goals associated with the award results in a 100% payout of the associated target amounts. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straightline interpolation between the target achievement level and the actual achievement level, with a threshold payout of 50% of target and a maximum payout of 200% of target.

(3)

Amounts reported represent the target number of performance-based stock options the NEO could earn pursuant to his performance-based stock option award for the 2018 LTCP (and new-hire award for Mr. Öistämö). 100% achievement of the performance goal or goals associated with the award results in a 100% vesting of the associated target number of options. Goal achievement for performance that falls between the amounts established for threshold, target and maximum achievement is calculated using straightline interpolation between the target achievement level and the actual achievement level, with a threshold vesting of 50% of target and a maximum vesting of 200% of target. For Mr. Merritt the threshold

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and maximum number of performance-based stock options he could earn pursuant to his performance-based stock option award for the 2018 LTCP would be 31,867 and 127,470 options, respectively. For Mr. Öistämö, the threshold and maximum number of performance-based stock options he could earn pursuant to his performance-based stock option award for the 2018 LTCP would be 36,032 and 144,130 options, respectively.

(4)

Grant date fair value of RSU awards is determined in accordance with FASB ASC Topic 718. The TRSU awards granted in 2018 are scheduled to vest in full on March 15, 2021. Amounts reported for performance-based RSUs are based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of the date of grant, the probable outcome of the performance conditions for the 2018 LTCP did not meet the threshold for recording compensation cost, and, as a result, the grant date value of the performance-based RSU awards was $0. Accordingly, there is no value reported for the performance-based RSUs granted in 2018. Amounts reported also reflect the value at the grant date of performance-based stock options granted in 2018 based upon the probable outcome of the performance conditions for such awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. As of those dates of grant, consistent with the estimate determined as of the grant date under FASB ASC Topic 718, the probable outcome of the performance conditions for these grants did not meet the threshold for recording compensation cost, and, as a result, their grant date value was $0. Accordingly, there is no value reported for the performance-based stock options granted to the CEO and COO in 2018. The following table sets forth the grant date fair value of the performance-based stock options granted to the CEO and COO in 2018 assuming that the highest level of performance conditions will be achieved and the grants vest at their maximum level of 200%.

NEO	Maximum Value 2018 LTCP and Sign-On Performance-Based Stock Option Awards ($)
William J. Merritt	3,333,340
Richard J. Brezski	—
Jannie K. Lau	—
Kai O. Öistämö	3,400,027
Scott A. McQuilkin	—
Lawrence F. Shay	—

The weighted-average assumptions underlying the above valuation of the stock options for Mr. Merritt under the Black-Scholes option pricing model are as follows: expected life of 7.8 years; volatility of 30.24%; a risk-free interest rate of 2.83%; and a dividend yield of 1.68%. For fiscal 2018, the weighted-average assumptions underlying the above valuation of the stock options for Mr. Öistämö under the Black-Scholes option pricing model are as follows: expected life of 7.7 years, volatility of 30.09%, a risk-free interest rate of 3.06%, and a dividend yield of 1.83%.

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Outstanding Equity Awards at 2018 Fiscal Year End

The following table sets forth information concerning outstanding option and stock awards of the NEOs as of December 31, 2018.

			Option Awards					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
William J. Merritt	1/18/13		22,085	—	—	44.19	1/18/20
	3/15/14		37,658	—	—	30.69	3/15/21
	3/15/15		24,291	—	—	52.85	3/15/22
	3/30/16		9,180	18,360	—	54.93	3/30/23
	3/30/16							7,377	490,074
	3/30/16	(6)								22,129	1,470,084
	3/30/17		8,375	16,751	—	85.85	3/30/24
	3/30/17							6,003	398,805
	3/30/17	(7)								18,008	1,196,280
	7/16/18	(8)	—	—	127,470	83.35	7/16/28
	7/16/18							20,097	1,335,064
	7/16/18	(9)								20,097	1,335,064

Richard J. Brezski	1/18/13		7,362	—	—	44.19	1/18/20
	3/15/14		16,737	—	—	30.69	3/15/21
	3/15/15		10,796	—	—	52.85	3/15/22
	3/30/16		8,345	4,173	—	54.93	3/30/23
	3/30/16							3,353	222,754
	3/30/16	(6)								6,706	445,509
	3/30/17							2,101	139,599
	3/30/17	(7)								6,303	418,729
	7/16/18							3,015	200,289
	7/16/18	(9)								9,044	600,802

Jannie K. Lau	3/15/14		6,376	—	—	30.69	3/15/21
	3/15/15		6,170	—	—	52.85	3/15/22
	3/30/16		8,345	4,173	—	54.93	3/30/23
	3/30/16							3,353	222,754
	3/30/16	(6)								6,706	445,509
	3/30/17							2,101	139,599
	3/30/17	(7)								6,303	418,729
	7/16/18							3,015	200,289
	7/16/18	(9)								9,044	600,802

Kai O. Öistämö	11/15/18	(8)	—	—	84,782	76.44	11/15/28
	11/15/18							13,083	869,103
	11/15/18	(9)								13,083	869,103

Scott A. McQuilki(10)	—		—	—	—	—	—	—	—	—	—

Lawrence F. Shay(10)	—		—	—	—	—	—	—	—	—	—

(1)	Amounts reported represent awards of options under the LTCP. All options vest annually, in three equal installments, beginning on the first anniversary of the grant date.

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(2)

All awards made on March 30, 2016 are time-based RSUs granted pursuant to the 2016-2018 cycle and are scheduled to vest in full on March 15, 2019. All awards made on March 30, 2017 are time-based RSUs granted are part of the 2017 LTCP and are scheduled to vest in full on March 15, 2020. All awards made on July 16, 2018 are time-based RSUs granted are part of the 2017 LTCP and are scheduled to vest in full on March 15, 2020.

(3)

Values reported were determined by multiplying the number of unvested time-based RSUs by $66.43, the closing price of our common stock on December 31, 2018, the last trading day in 2018 (plus cash in lieu of a fractional share).

(4)	Amounts reported were based on target performance measures and represent awards of performance-based RSUs made under the LTCP.

(5)

Values reported were based on target performance measures and determined by multiplying the number of unvested performance-based RSUs by $66.43, the closing price of our common stock on December 31, 2018, the last trading day in 2018 (plus cash in lieu of a fractional share).

(6)

Performance-based RSU award granted for the performance cycle that began on January 1, 2016, and runs through December 31, 2018 (the “2016-2018 cycle”), which is scheduled to vest on March 15, 2019, provided that the Compensation Committee has determined that the threshold level of performance has been achieved with respect to the goals associated with the cycle.

(7)

Performance-based RSU award granted for the 2017 LTCP. The performance-based RSUs granted for the 2017 LTCP will vest on March 15, 2020, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2019, and the remaining unvested portion of such performance-based RSU awards, if any, shall remain eligible to vest on March 15, 2022, subject to the achievement of the same performance goals measured as of December 31, 2021.

(8)

Performance-based stock option award granted for the 2018 LTCP and Mr. Öistämö’s new hire grant. The performance-based stock options granted in 2018 will vest on March 15, 2021, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2020; the remaining unvested portion of such performance-based stock option awards, if any, shall remain eligible to vest on March 15, 2023, subject to the achievement of the same performance goals measured as of December 31, 2022. There is a two-year holding period following vesting of the performance-based stock options.

(9)

Performance-based RSU award granted for the 2018 LTCP. The performance-based RSUs granted for the 2018 LTCP will vest on March 15, 2021, subject to the achievement of pre-approved goals established by the Compensation Committee measured as of December 31, 2020, and the remaining unvested portion of such performance-based RSU awards, if any, shall remain eligible to vest on March 15, 2023, subject to the achievement of the same performance goals measured as of December 31, 2022.

(10)	As of April 1, 2018, all of Messrs. McQuilkin’s and Shay’s outstanding, unvested, equity awards were forfeited.

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Option Exercises and Stock Vested in 2018

The following table sets forth information, on an aggregated basis, concerning stock options exercised and stock awards vested during 2018 for the NEOs.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
William J. Merritt	—		—	38,996	2,924,700
Richard J. Brezski	—		—	17,333	1,299,975
Jannie K. Lau	4,850		237,953	9,905	742,875
Kai O. Öistämö	—		—	1,853	158,061
Scott A. McQuilkin	63,489	(4)	2,337,126	24,760	1,857,000
Lawrence F. Shay	67,170	(4)	2,562,281	24,760	1,857,000

(1)	Amount reported represents the total pre-tax value realized (number of shares exercised times the difference between the closing price of our common stock on the exercise date and the exercise price).

(2)	Includes dividend equivalents accrued and paid out in additional shares of common stock upon the vesting of the underlying awards.

(3)

Amounts reported represent the total pre-tax value realized upon the vesting of RSUs (number of shares vested times the closing price of our common stock on the vesting date) plus cash in lieu of a fractional share.

(4)	Following their retirement, Messrs. McQuilkin and Shay each had 6 months to exercise any vested stock option awards before such options expired.

Nonqualified Deferred Compensation

In 2013, the company introduced a nonqualified deferred compensation plan to complement the 401(k) Plan. The IRS imposes limits on the amounts that an employee may contribute annually to a 401(k) Plan account. The deferred compensation plan provides the company’s directors and designated select group of highly compensated employees, including the NEOs, with an opportunity to set aside additional compensation for their retirement. Pursuant to the terms of the deferred compensation plan, each eligible employee, including each NEO, may elect to defer base salary and STIP payouts, and non-employee members of the Board of Directors may elect to defer Board fees, in each case on a pre-tax basis and up to a maximum amount selected annually by the Compensation Committee.

An employee participant or director may allocate deferrals to one or more deemed investments under the deferred compensation plan. The amount of earnings (or losses) that accrue to a participant’s account attributable to deferrals depends on the performance of investment alternatives selected by the participant. The deemed investment options are currently similar to those available under the 401(k) Plan. However, a participant’s election of investment alternatives as measuring devices for determining the value of a participant’s account does not represent actual ownership of, or any ownership rights in or to, the investments to which the investment alternatives refer, nor is the company in any way bound or directed to make actual investments corresponding to such deemed investments.

The company will not make any matching or discretionary contributions to the accounts of directors. However, the company may, but is not required to, make matching or discretionary contributions in cash to the accounts of employee participants. Any such company contributions are subject to a vesting schedule as determined by the Compensation Committee. The specific terms for each plan year, including eligible compensation, minimum and maximum deferral amounts (by percentage of compensation) and matching terms, are determined on an annual basis by the Compensation Committee.

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Employee participant and director account payment obligations are payable in cash on a date or dates selected by the employee participant or director or upon certain specified events such as termination of employment, death or disability, subject to change in certain specified circumstances. An employee participant or director may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

For the 2018 plan year, eligible employees could elect to defer 6%, 10%, 20%, 30% or 40% of their base salary and 25%, 50%, 75% or 100% of their STIP. Matching contributions are determined on a combined plan basis taking into account deferred amounts under both the 401(k) Plan and the deferred compensation plan. Deferral elections had to be made by December 31, 2017. For 2018, a participant’s combined match for the 401(k) and deferred compensation plan was 50% of the combined deferrals up to 6% of the participant’s eligible deferrals. Matching contributions are deemed to be notionally invested in the InterDigital Stock Fund and are not eligible for transfer to other investment options. Matching contributions vest ratably based on years of service of the participant over three years in one-third increments, with the first vesting occurring after one year of service. Each NEO participating in the plan had at least three years of service with the company prior to the adoption of this plan; therefore, all will be immediately and fully vested in any matching contributions. Matching contributions are made once annually after the end of the year.

The following table sets forth the relevant NEO information regarding the deferred compensation plan for 2018.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
William J. Merritt	159,769	29,365	(101,310)	—	1,979,845
Richard J. Brezski	39,655	8,387	(19,873)	—	225,477
Jannie K. Lau	—	—	(7,649)	—	87,629
Kai O. Öistämö	—	—		—	—
Scott A. McQuilkin	—	—	(13,382)	—	221,766
Lawrence F. Shay	769,799	3,728	(162,504)	—	2,777,843

(1)

Contributions include deferred 2018 salary amounts and deferred 2017 STIP amounts (corresponding to the portion of the 2017 STIP amount paid in 2018). The payouts of the 2018 STIP were not made until 2019; as a result, any deferrals of the 2018 STIP are not reflected in this column. For Messrs. Merritt, Brezski and Shay $159,769, $39,655 and $136,250, respectively, were included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for fiscal 2018. Additionally, $50,760 and $582,789 were included in the “Salary” and “All Other Compensation” columns, respectively, of the Summary Compensation Table for Mr. Shay.

(2)

For the 2018 plan year, the company matched deferrals up to 50% of the first 6% of the participant’s base salary and annual bonus, determined on a combined plan basis taking into account amounts deferred under both the 401(k) Plan and the deferred compensation plan during the 2018 calendar year. The amounts disclosed in this column reflect matching contributions (made by the company in 2019) for 2018 NEO deferral contributions and are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2018. Because the 2018 STIP payments were made in 2019, the 2018 STIP deferrals are considered 2019 contributions and will be matched after year-end 2019.

(3)

The company does not pay guaranteed, above-market or preferential earnings on deferred compensation; therefore, the amounts in this column are not included in the Summary Compensation Table. Balances include earnings or losses credited to the NEO’s account from notional investment alternatives elected by the NEO from alternatives that are similar to those available to participants in the 401(k) Plan.

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(4)	Aggregate balance consists of employee contributions made in 2013 through 2018, company matching contributions for 2013 through 2018 and notional investment earnings through 2018.

Set forth below are the amounts reported in the aggregate balance that were previously reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table for fiscal years 2013 through 2017, in the aggregate:

Name	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
William J. Merritt	401,347	1,045,977	162,291
Richard J. Brezski	111,035	19,500	44,868
Jannie K. Lau	22,506	—	8,409
Kai O. Öistämö	—	—	—
Scott A. McQuilkin	74,423	67,750	44,813
Lawrence F. Shay	761,501	1,054,072	80,584

Ms. Lau was not an NEO for any of the fiscal years 2013 through 2016; as a result, no amounts were previously reported for her in the Summary Compensation Table for such years. The deferred compensation plan was implemented in 2013; therefore, there are no amounts included that were reported as compensation to any NEO prior to 2013.

Potential Payments upon Termination or Change in Control

InterDigital, Inc. Executive Severance and Change in Control Policy

As discussed above in “Compensation Discussion and Analysis,” each NEO is eligible for benefits pursuant to the Executive Severance Policy, which provides for severance pay and benefits, among other things, in certain events of termination of employment, as described below.

Messrs. McQuilkin and Shay retired from employment with the company on April 1, 2018, therefore, no payments would have been made to them upon termination or change in control at December 31, 2018. The actual payments each received upon retirement are disclosed below under “Payments upon Retirement for Messrs. McQuilkin and Shay”.

Time-Based RSU, Performance-Based RSU, Options, Performance-Based Stock Options and STIP Awards

If an NEO’s employment terminates due to disability or death or the NEO is terminated by the company without cause (as described below), the NEO would be entitled to pro-rata vesting of all time-based RSUs. For time-based RSU awards, the pro-rata portion of each grant is determined by multiplying the total number of RSUs by a fraction equal to the number of days during the period beginning on the grant date and ending on the original vesting date (“Restricted Period”) for which the NEO was employed by the total number of days during the Restricted Period.

If an NEO’s employment terminates for any reason prior to the second anniversary of the grant date of an award of performance-based RSUs granted under the 2009 Plan or prior to the last year of a Performance Period for performance-based RSUs or options granted under the 2017 Plan, the NEO would forfeit eligibility to receive any payout of such performance-based RSUs or performance-based options. If an NEO’s employment is terminated by the company without cause (as defined in the related award agreement) or by reason of the named executive officer’s death or disability, in each case, after the second anniversary of the grant date for performance-based RSUs granted under the 2009 Plan or during the last year of a Performance Period for performance-based RSUs or options granted under the 2017 Plan, the performance-based RSUs or options will vest as to a prorated portion (based on the number of payroll periods or days the NEO was employed during the

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applicable performance period) of the number of RSUs or options that would have otherwise become vested according to actual performance during the performance period. In the event of a termination without cause, the prorated vesting is conditioned upon the NEO’s execution of a release of claims in favor of the company within 60 days following termination of employment for all awards granted under the 2017 Plan.

If an NEO’s employment terminates without cause or by reason of an NEO’s death or disability, the NEO would be entitled to pro-rata vesting of stock options granted as part of the LTCP. Such prorated portion is determined by multiplying the total number of shares subject to the then-unvested portion of the option by the fraction equal to the number of days during the period beginning on the later of the grant date or the most recent vesting date and ending on the third anniversary of the grant date (“Restricted Period”) for which the NEO was employed divided by the total number of days during the Restricted Period and subject to the NEO’s execution of a release of claims in favor of the company within 60 days following termination of employment.

Pursuant to the terms of the Executive Severance Policy, in the event of a termination without “cause” or resignation for “good reason,” in each case, on or within one year following a “change in control” of the company, each NEO would be entitled to receive an amount equal to 100% of their respective target payouts under the STIP.

Pursuant to the terms of the equity awards and STIP, the NEO forfeits any such awards if employment terminates for cause or the NEO resigns.

Any rights that the NEOs would have under these awards in connection with other termination scenarios are discussed below in connection with the relevant scenario.

Deferred Compensation

If an NEO’s employment terminates with the company for any reason, the NEO would receive a distribution of deferred amounts under the deferred compensation plan, including the vested portion of any company matching or discretionary contributions, in accordance with the NEO’s applicable distribution elections. In the event of a termination due to death, the NEO would receive the balance of deferred compensation account in a lump sum as soon as administratively practicable. In the event the NEO is involuntarily terminated by the company, the NEO would receive the balance of the deferred compensation account in a lump sum within 90 days of the date of termination. In the event of a change in control, as defined by the deferred compensation plan, the NEO would receive a distribution of the account balance in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

Termination Scenarios

The following is a discussion of the various termination scenarios that would require us to make payments to the NEOs. Unless different treatment is indicated below, please see “Time-Based RSU, Performance-Based RSU, Option and Performance-Based Option and STIP Awards” above for a description of the treatment of the outstanding equity and STIP awards upon termination under each of the following termination scenarios.

Termination Due to Retirement

The retirement of an NEO would trigger the distribution of such NEO’s deferred amounts under the deferred compensation plan, if applicable, in accordance with his or her applicable distribution elections.

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Termination Due to Death

In the event of the termination of an NEO’s employment due to death, the company would pay to the NEO’s executors, legal representatives or administrators an amount equal to the accrued but unpaid portion of the NEO’s base salary. The NEO’s executors, legal representatives or administrators would be entitled to receive the payment prescribed under any death or disability benefits plan in which the NEO was a participant as our employee, and to exercise any rights afforded under any compensation or benefit plan then in effect.

Termination for Cause

The company may terminate the employment of any NEO at any time for “cause” which is generally defined in the Executive Severance Policy to include: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the NEO with respect to the NEO’s obligations or otherwise relating to the business of the company; (b) the NEO’s material breach of the Executive Severance Policy or the company’s nondisclosure and assignment of ideas agreement; (c) the NEO’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, any felony, or any crime of moral turpitude; or (d) the NEO’s willful neglect of duties as determined in the sole and exclusive discretion of the company (or the case of Mr. Merritt, the Board). In the event of such a termination, the NEO would be entitled to receive any earned but unpaid base salary and any accrued but unused paid time off, in each case as of the date of the termination (together, the “Standard Entitlements”).

Termination Without Cause

Pursuant to the terms of the Executive Severance Policy, in the event of a termination without cause, the NEO would be entitled to receive the Standard Entitlements. In addition, provided the NEO executes a separation agreement in a form acceptable to the company (which may include, among other things, a broad release of all claims against the company, a non-disparagement, a non-solicitation and other standard restrictive covenant provisions) (a “Separation Agreement”), the NEO would be entitled to receive: (i) severance in an amount equal to one and a half times base salary then in effect (in the case of Messrs. Merritt and Öistämö, two and a half times base salary then in effect) paid over a period of eighteen months (thirty months in the case of Messrs. Merritt and Öistämö); (ii) health coverage on terms and conditions comparable to those most recently provided for the period of one year (18 months in the case of Messrs. Merritt and Öistämö) commencing upon the date of termination; and (iii) outplacement services in an amount not to exceed $10,000, paid by the company directly to the entity providing such services.

Termination by the NEO

Termination Following a Change in Control

Pursuant to the terms of the Executive Severance Policy, if the company terminates an NEO other than for cause or such NEO terminates employment with us for “good reason”, in each case within one year following a change in control of the company, he or she would be entitled to receive the Standard Entitlements. In addition, provided that he or she executes a Separation Agreement, the NEO would be, entitled to (i) severance in an amount equal to two times base salary then in effect (in the case of Messrs. Merritt, and Öistämö, three times base salary then in effect) and (ii) one times the target bonus under the STIP then in effect; and (iii) an amount equal to the cost of continued health coverage on terms and conditions comparable to those most recently provided for the period of twenty-four months, in each case, paid in a lump sum 60 days after date of termination. Termination for “good reason” means the NEO’s resignation of employment with the company follows the occurrence of one or more of the following, in each case without the NEO’s consent: (i) a material diminution in the NEO’s base salary or in the NEO’s target bonus opportunity under the STIP as in effect for the year in which the termination occurs; (ii) a material diminution in the NEO’s title, authority, duties or responsibilities; (iii) a material failure to comply with payment of the NEO’s compensation; (iv) relocation of the NEO’s primary office more than 50 miles from the NEO’s current office; or (v) any other action or inaction that constitutes a material breach by the company of the Executive Severance Policy or the company’s nondisclosure and assignment of ideas agreement.

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If the company terminates an NEO other than for cause or such NEO terminates his or her employment with us for good reason, in each case within one year following a change in control of the company, (i) the NEO would be entitled to the early vesting of all outstanding performance-based RSU and performance-based stock option awards at target and (ii) all outstanding stock option and time-based RSU awards would become fully vested. Those equity awards granted under the 2017 Plan would be subject to the NEO’s execution of a Separation Agreement. Any transfer restriction otherwise applicable to shares subject to performance-based stock options will lapse upon a change in control.

For this purpose, under the Executive Severance Policy, “change in control” has the same defined meaning as set forth in the company’s 2017 Equity Incentive Plan.

Change in Control without Termination

In the event of a change in control without termination, outstanding performance-based RSU awards granted under the 2009 Plan will be treated as provided in the individual award agreement. A change in control without termination does not result in any acceleration of performance-based RSUs under the 2017 Plan.

Post-Termination Obligations

Each of the NEOs is bound by certain confidentiality obligations, which extend indefinitely. In addition, each of the NEOs is bound by certain covenants protecting our right, title and interest in and to certain intellectual property that either has been or is being developed or created in whole or in part by the NEO.

Taxes

In the event that the payments made to an NEO upon termination constitute “parachute payments” pursuant to Section 280G of the Code, the Executive Severance Policy provides that either (i) the payments will be reduced to such lesser amount that would result in no amount being subject to excise tax or (ii) the payments will be made in full, whichever produces the larger after-tax net benefit to the NEO. The Executive Severance Policy does not provide for an excise tax “gross-up.”

Potential Payments upon Termination or Change in Control

The following tables reflect the potential payments and benefits that would be provided to each NEO upon: (i) termination due to disability, (ii) retirement, (iii) death, (iv) termination without cause, (v) termination by the NEO for good reason, (vi) termination upon a change in control of the company (by the company without cause or by the NEO for good reason) within one year of a change in control and (vii) change in control of the company without a termination. The amounts shown assume that the termination (or the change in control in the case of (vii)) was effective as of December 31, 2018, and the price per share used to calculate the value of the company’s stock awards was $66.43, the per share closing market price of our common stock on December 31, 2018, the last business day of 2018. The amounts reflected are estimates of the amounts that would have been paid to the NEOs upon their termination pursuant to existing terms in place at December 31, 2018. In addition, note that the tables below do not take into account the cutback provision described above under “Termination Scenarios — Taxes;” as a result, the actual amounts paid could be lower than what is presented. The actual amounts to be paid can be determined only at the time the events described above actually occur.

55

William J. Merritt

Assuming the following events occurred on December 31, 2018, Mr. Merritt’s payments and benefits would have an estimated value of:

	Severance ($)		Long-Term Compensation Awards ($)		Deferred Compensation ($)(5)	Payments under Executive Life Insurance Program ($)(6)	Payments under Executive Long-Term Disability Program ($)(7)	Welfare Benefits ($)		Out- placement Services ($)(10)
Disability	—		2,276,220	(3)	1,979,875	—	20,000	—		—
Retirement	—		—		1,979,875	—	—	—		—
Death	—		2,276,220	(3)	1,979,875	750,000	—	—		—
Without Cause	1,650,000	(1)	2,373,671	(3)	1,979,875	—	—	19,998	(8)	10,000
Voluntary Resignation for Good Reason	—		—		1,979,875	—	—	—		—
Change in Control (Termination by Us Without Cause or by Mr. Merritt for Good Reason, within 1 year)	2,640,000	(2)	6,330,945	(4)	1,979,875	—	—	26,665	(9)	10,000
Change in Control (Without Termination)	—		—		1,979,875	—	—	—		—

(1)

This amount represents severance equal to two and a half times Mr. Merritt’s base salary of $660,000, which he is entitled to receive once his Separation Agreement becomes effective and is payable in equal installments over a period of 30 months after the date of his termination.

(2)

This amount represents severance equal to three times the sum of Mr. Merritt’s base salary of $660,000 and target 2018 STIP payout of $660,000. He is entitled to this amount at the date of his termination if his termination (by us without cause or by him for good reason) occurred within one year following a change in control, in a lump sum after his Separation Agreement becomes effective.

(3)

This amount represents the value, at December 31, 2018, of Mr. Merritt’s time-based and performance-based RSUs granted for the 2016-2018 cycle, time-based RSUs granted for the 2017 and 2018 LTCPs that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Mr. Merritt would forfeit eligibility to receive any payout of performance-based RSUs granted for the 2017 and 2018 LTCP since a termination on December 31, 2018 would not be in the final year of the applicable performance periods. For time-based RSU awards, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted for the 2016-2017 cycle (the performance period for which ended December 31, 2018), the amount reflects the actual payout of 100% of target (based on actual performance over the performance period) prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $452,376, representing the value of 6,809 time-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (b) $1,357,001, representing the value of 20,427 performance-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (c) $235,193, representing the value of 3,540 time-based RSUs granted for the 2017 cycle (plus cash in lieu of a fractional share); and (d) $231,648, representing the value of 3,487 time-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share). In addition, in the event of a termination by the company without cause, Mr. Merritt would also be entitled to pro rata vesting of his options granted for the 2016-2018 cycle and the 2017 cycle, resulting in the accelerated vesting of 8,474 and 9,879 options, with a value of $97,451 and $0, respectively. The value of the accelerated options is the aggregate spread

56

between the closing stock price of $66.43 on December 31, 2018 and the exercise price of the options. As the exercise price for the options granted to Mr. Merritt for the 2017 LTCP is greater than $66.43, the value reflected in the table above for these options is zero.

(4)

This amount represents the value, at December 31, 2018, of Mr. Merritt’s time-based RSUs, performance-based RSUs and option awards granted for the 2016-2018, 2017 and 2018 LTCP cycles that would vest upon termination (by us without cause or by him for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $490,074, representing the value of 7,377 time-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (b) $1,470,084, representing the value of 22,129 performance-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (c) $398,805, representing the value of 6,003 time-based RSUs granted for the 2017 cycle (plus cash in lieu of a fractional share); (d) $1,196,280, representing the value of 18,008 performance-based RSUs granted for the 2017 cycle (plus cash in lieu of a fractional share); (e) $1,335,064, representing the value of 20,097 time-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share); (f) $1,335,064, representing the value of 20,097 performance-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share); and (g) $105,570, representing the value of 9,180 options granted for the 2016-2018 cycle. The value of the accelerated options is the aggregate spread between the closing stock price of $66.43 on December 31, 2018 and the exercise price of the options. Mr. Merritt also would be entitled to the accelerated vesting of 16,751 options granted for the 2017 LTCP and 127,470 performance-based options granted for the 2018 LTCP, but, as the exercise price for these options is greater than $66.43, the value reflected in the table above for these options is zero.

(5)

This amount represents the balance, at December 31, 2018, of Mr. Merritt’s deferred compensation plan account (including matching contributions), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company for any reason, a portion of which would be paid out in a lump sum within 90 days of the date of termination and a portion of which would be paid out in annual installments over five years, as applicable pursuant to Mr. Merritt’s deferral elections, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon an involuntary termination by the company, in a lump sum within 90 days of the date of termination and (d) upon a change in control, in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

(6)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $750,000.

(7)

This amount represents the monthly benefit that would become payable to Mr. Merritt under our executive long-term disability plan in the event of his termination due to disability on December 31, 2018, calculated as follows: 60% of his monthly earnings (i.e., pre-tax base salary and annual bonus), up to $10,000, and a supplemental monthly payment of up to $10,000. Monthly benefits would be payable until the earlier of (a) the date he ceases to be totally disabled or (b) his 65th birthday.

(8)

This amount represents the value of health coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 31, 2018 pursuant to the Executive Severance Policy.

(9)

This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Mr. Merritt as of December 31, 2018 pursuant to the Executive Severance Policy.

(10)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

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Richard J. Brezski

Assuming the following events occurred on December 31, 2018, Mr. Brezski’s payments and benefits would have an estimated value of:

	Severance ($)		Long-Term Compensation Awards ($)		Deferred Compensation ($)(5)	Payments under Executive Life Insurance Program ($)(6)	Payments under Executive Long-Term Disability Program ($)(7)	Welfare Benefits ($)		Out- placement Services ($)(10)
Disability	—		733,940	(3)	225,477	—	20,000	—		—
Retirement	—		—		225,477	—	—	—		—
Death	—		733,940	(3)	225,477	594,825	—	—		—
Without Cause	594,825	(1)	778,238	(3)	225,477	—	—	33,614	(8)	10,000
Voluntary Resignation for Good Reason	—		—		225,477	—	—	—		—
Change in Control (Termination by Us Without Cause or by Mr. Brezski for Good Reason, within 1 year)	1,090,513	(2)	—	(4)	225,477	—	—	44,818	(9)	10,000
Change in Control (Without Termination)	—		—		225,477	—	—	—		—

(1)

This amount represents severance equal to one and a half times Mr. Brezski’s base salary of $396,550, which he is entitled to receive once his Separation Agreement becomes effective and is payable in equal installments over a period of 12 months after the date of his termination.

(2)

This amount represents severance equal to the sum of two times Mr. Brezski’s base salary of $396,550 and one times his target 2018 STIP payout of $297,413. He is entitled to this amount at the date of his termination if his termination (by us without cause or by him for good reason) occurred within one year following a change in control, in a lump sum after his Separation Agreement becomes effective.

(3)

This amount represents the value, at December 31, 2018, of Mr. Brezski’s time-based and performance-based RSUs granted for the 2016-2018 cycle, time-based RSUs granted for the 2017 and 2018 LTCP that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Mr. Brezski would forfeit eligibility to receive any payout of performance-based RSUs granted in 2017 or 2018 since a termination on December 31, 2018 would be prior to the second anniversary of the grant date or prior to the final year of a performance period. For time-based RSU awards, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted for the 2016-2018 cycle (the performance period for which ended December 31, 2018), the amount reflects the actual payout of 100% of target (based on actual performance over the performance period) prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $205,620, representing the value of 3,095 time-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (b) $411,240, representing the value of 6,191 performance-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (c) $82,328, representing the value of 1,239 time-based RSUs granted for the 2017 LTCP cycle (plus cash in lieu of a fractional share); and (d) $34,753, representing the value of 523 time-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share). In addition, in the event of a termination by the company without cause, this amount also includes the value of Mr. Brezski’s options granted for the 2016-2018 cycle that would vest. Pursuant to the terms of the awards, such options would vest on a pro rata basis, resulting in the accelerated vesting of 3,852 options, with a value of $44,298, respectively. The value of the accelerated options is the aggregate spread between the closing stock price on December 31, 2018 of $66.43 and the exercise price of the options.

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(4)

This amount represents the value, at December 31, 2018, of Mr. Brezski’s time-based RSUs, performance-based RSUs and option awards granted for the 2016-2018 cycle and for the 2017 LTCP and 2018 LTCP that would vest upon termination (by us without cause or by him for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $222,755, representing the value of 3,353 time-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (b) $445,510, representing the value of 6,191 performance-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (c) $139,599, representing the value of 2,101time-based RSUs granted for the 2017 LTCP (plus cash in lieu of a fractional share); (d) $418,729, representing the value of 6,303 performance-based RSUs granted for the 2017 LTCP (plus cash in lieu of a fractional share); (e) $200,290, representing the value of 3,015 time-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share); (f) $600,802, representing the value of 9,044 performance-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share); and (g) $47,990, representing the value of 4,173 options granted for the 2016-2018 cycle. The value of the accelerated options is the aggregate spread between the closing stock price of $66.43 on December 31, 2018 and the exercise price of the options.

(5)

This amount represents the balance, at December 31, 2018, of Mr. Brezski’s deferred compensation plan account (including matching contributions), which is payable (a) upon retirement, disability or his voluntary termination of employment with the company for any reason, in a lump sum within 90 days of the date of termination, (b) upon death, in a lump sum as soon as administratively practicable following his death, (c) upon an involuntary termination by the company, in a lump sum within 90 days of the date of termination and (d) upon a change in control in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

(6)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $750,000.

(7)

This amount represents the monthly benefit that would become payable to Mr. Brezski under our executive long-term disability plan in the event of his termination due to disability on December 31, 2018, calculated as follows: 60% of his monthly earnings (i.e., pre-tax base salary and annual bonus), up to $10,000, and a supplemental monthly payment of up to $10,000. Monthly benefits would be payable until the earlier of (a) the date he ceases to be totally disabled or (b) his 65th birthday.

(8)

This amount represents the value of health coverage pursuant to COBRA for a period of one year after termination on terms and conditions comparable to those most recently provided to Mr. Brezski as of December 31, 2018 pursuant the Executive Severance Policy.

(9)

This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Mr. Brezski as of December 31, 2018 pursuant to the Executive Severance Policy.

(10)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

59

Jannie K. Lau

Assuming the following events occurred on December 31, 2018, Ms. Lau’s payments and benefits would have an estimated value of:

	Severance ($)		Long-Term Compensation Awards ($)		Deferred Compensation ($)(5)	Payments under Executive Life Insurance Program ($)(6)	Payments under Executive Long-Term Disability Program ($)(7)	Welfare Benefits ($)		Out- placement Services ($)(10)
Disability	—		733,940	(3)	87,629	—	20,000	—		—
Retirement	—		—		87,629	—	—	—		—
Death	—		733,940	(3)	87,629	569,400	—	—		—
Without Cause	569,400	(1)	778,238	(3)	87,629	—	—	35,352	(8)	10,000
Voluntary Resignation for Good Reason	—		—		87,629	—	—	—		—
Change in Control (Termination by Us Without Cause or by Ms. Lau for Good Reason, within 1 year)	1,043,900	(2)	2,075,674	(4)	87,629	—	—	70,704	(9)	10,000
Change in Control (Without Termination)	—		—		87,629	—	—	—		—

(1)

This amount represents severance equal to one and a half times Ms. Lau’s base salary of $379,600, which she is entitled to receive once her Separation Agreement becomes effective and is payable in equal installments over a period of 12 months after the date of her termination.

(2)

This amount represents severance equal to the sum of two times Ms. Lau’s base salary of $379,600 and one times her target 2017 STIP payout of $284,700. She is entitled to this amount at the date of her termination if her termination (by us without cause or by her for good reason) occurred within one year following a change in control, in a lump sum after her Separation Agreement becomes effective.

(3)

This amount represents the value, at December 31, 2018, of Ms. Lau’s time-based and performance-based RSUs granted for the 2016-20187 cycle, time-based RSUs granted for the 2017 and 2018 LTCP that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Ms. Lau would forfeit eligibility to receive any payout of performance-based RSUs granted in 2017 and 2018 since a termination on December 31, 2018 would not be during the final year of a performance period for such awards. For time-based RSU awards, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. For the performance-based RSU award granted for the 2016-2018 cycle (the performance period for which ended December 31, 2018), the amount reflects the actual payout of 100% of target (based on actual performance over the performance period) prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $205,620, representing the value of 3,095 time-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (b) $411,240, representing the value of 6,191 performance-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (c) $82,328, representing the value of 1,239 time-based RSUs granted for the 2017 LTCP (plus cash in lieu of a fractional share); and (d) $34,753, representing the value of 523 time-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share). In addition, in the event of a termination by the company without cause, this amount also includes the value of Ms. Lau’s options granted for the 2016-2018 cycle that would vest. Pursuant to the terms of the award, such options would vest on a pro rata basis, resulting in the accelerated vesting of 3,852 options, with a value of $44,298. The value of the accelerated options is the aggregate spread between the closing stock price of $66.43 on December 31, 2018 and the exercise price of the options.

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(4)

This amount represents the value, at December 31, 2018, of Ms. Lau’s time-based RSUs, performance-based RSUs and option awards granted for the 2016-2018 cycle and for the 2017 and 2018 LTCP that would vest upon termination (by us without cause or by her for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $222,755, representing the value of 3,353 time-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (b) $445,510, representing the value of 6,191 performance-based RSUs granted for the 2016-2018 cycle (plus cash in lieu of a fractional share); (c) $139,599, representing the value of 2,101 time-based RSUs granted for the 2017 LTCP (plus cash in lieu of a fractional share); (d) $418,729, representing the value of 6,303 performance-based RSUs granted for the 2017 LTCP (plus cash in lieu of a fractional share); (e) $200,290, representing the value of 3,015 time-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share); (f) $600,802, representing the value of 9,044 performance-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share); and (g) $47,990, representing the value of 4,173 options granted for the 2016-2018 cycle. The value of the accelerated options is the aggregate spread between the closing stock price of $66.43 on December 31, 2018 and the exercise price of the options.

(5)

This amount represents the balance, at December 31, 2018, of Ms. Lau’s deferred compensation plan account (including matching contributions), which is payable (a) upon retirement, disability or her voluntary termination of employment with the company for any reason, in a lump sum within 90 days of the date of termination, (b) upon death, in a lump sum as soon as administratively practicable following her death, (c) upon an involuntary termination by the company, in a lump sum within 90 days of the date of termination and (d) upon a change in control in a lump sum as soon as administratively practicable, but in no event later than 30 days from the effective date of the change in control.

(6)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $750,000.

(7)

This amount represents the monthly benefit that would become payable to Ms. Lau under our executive long-term disability plan in the event of her termination due to disability on December 31, 2018, calculated as follows: 60% of her monthly earnings (i.e., pre-tax base salary and annual bonus), up to $10,000, and a supplemental monthly payment of up to $10,000. Monthly benefits would be payable until the earlier of (a) the date she ceases to be totally disabled or (b) her 65th birthday.

(8)

This amount represents the value of health coverage pursuant to COBRA for a period of one year after termination on terms and conditions comparable to those most recently provided to Ms. Lau as of December 31, 2018 pursuant to the Executive Severance Policy.

(9)

This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Ms. Lau as of December 31, 2018 pursuant to the Executive Severance Policy.

(10)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

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Kai O. Öistämö

Assuming the following events occurred on December 31, 2018, Mr. Öistämö’s payments and benefits would have an estimated value of:

	Severance ($)		Long-Term Compensation Awards ($)		Deferred Compensation ($)	Payments under Executive Life Insurance Program ($)(5)	Payments under Executive Long-Term Disability Program ($)(6)	Welfare Benefits ($)		Out- placement Services ($)(9)
Disability	—		150,799	(3)	—	—	20,000	—		—
Retirement	—		—		—	—	—	—		—
Death	—		150,799	(3)	—	750,000	—	—		—
Without Cause	1,500,000	(1)	150,799	(3)	—	—	—	10,832.16	(7)	10,000
Voluntary Resignation for Good Reason	—		—		—	—	—	—		—
Change in Control (Termination by Us Without Cause or by Mr. Öistämö for Good Reason, within 1 year)	2,400,000	(2)	1,738,207	(4)	—	—	—	14,442	(8)	10,000
Change in Control (Without Termination)	—		—		—	—	—	—		—

(1)

This amount represents severance equal to two and a half times Mr. Öistämö’s base salary of $600,000, which he is entitled to receive once his Separation Agreement becomes effective and is payable in equal installments over a period of 30 months after the date of his termination.

(2)

This amount represents severance equal to three times the sum of Mr. Öistämö’s base salary of $600,000 and target 2018 STIP payout of $600,000. He is entitled to this amount at the date of his termination if his termination (by us without cause or by him for good reason) occurred within one year following a change in control, in a lump sum after his Separation Agreement becomes effective.

(3)

This amount represents the value, at December 31, 2018, of Mr. Öistämö’s time-based and performance-based RSUs granted for the 2018 LTCP that would vest upon termination due to disability, death or termination by the company without cause. Pursuant to the terms of the awards, Mr. Öistämö would forfeit eligibility to receive any payout of performance-based RSUs granted for the 2018 LTCP since a termination on December 31, 2018 would not be in the final year of the applicable performance period. For time-based RSU awards, the amounts were prorated based on the portion of the vesting period that would have transpired prior to cessation of employment. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $150,799, representing the value of 2,270 time-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share).

(4)

This amount represents the value, at December 31, 2018, of Mr. Öistämö’s time-based RSUs, performance-based RSUs and option awards granted for the 2018 LTCP cycles that would vest upon termination (by us without cause or by him for good reason) within one year following a change in control. All performance-based RSU awards would be paid out at target. All RSU amounts include accrued dividend equivalents, which are paid out in the form of additional shares of common stock at the time, and only to the extent, that the awards vest. The value shown is comprised of: (a) $869,104, representing the value of 13,083 time-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share); (b) $869,104, representing the value of 13,083 performance-based RSUs granted for the 2018 LTCP (plus cash in lieu of a fractional share); The value of the accelerated options is the aggregate spread between the closing stock price of $66.43 on December 31, 2018 and the exercise price of the options. Although Mr. Öistämö also would be entitled to the accelerated vesting of 144,130 performance-based options granted for the 2018 LTCP, because the exercise price for these options is greater than $66.43, the value reflected in the table above for these options is zero.

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(5)	This amount represents the payment prescribed under our basic term life insurance program, calculated as follows: 1.5 times base salary, up to a maximum of $750,000.

(6)

This amount represents the monthly benefit that would become payable to Mr. Öistämö under our executive long-term disability plan in the event of his termination due to disability on December 31, 2018, calculated as follows: 60% of his monthly earnings (i.e., pre-tax base salary and annual bonus), up to $10,000, and a supplemental monthly payment of up to $10,000. Monthly benefits would be payable until the earlier of (a) the date he ceases to be totally disabled or (b) his 65th birthday.

(7)

This amount represents the value of health coverage pursuant to COBRA for a period of 18 months after termination on terms and conditions comparable to those most recently provided to Mr. Öistämö as of December 31, 2018 pursuant to the Executive Severance Policy.

(8)

This amount represents the value of health coverage pursuant to COBRA for a period of 24 months after termination on terms and conditions comparable to those most recently provided to Mr. Öistämö as of December 31, 2018 pursuant to the Executive Severance Policy.

(9)	This amount represents the maximum amount payable by the company for outplacement services in the event of termination by the company without cause or termination by the NEO for good reason.

Payments upon Retirement pursuant to the Retirement & Transition Agreements for Messrs. McQuilkin and Shay

As previously disclosed by the company on a Form 8-K filed on April 2, 2018, the company entered into a retirement and transition agreement and release with Messrs. McQuilkin and Shay on April 2, 2018, (the “McQuilkin Retirement Agreement” and “Shay Retirement Agreement”, respectively), under which Messrs. McQuilkin and Shay agreed to provide limited transition services, continued compliance with the restrictive covenants set forth in their respective employment agreements with the company and their release of claims in favor of the company and its designated releasees in exchange for the payments described below:

	Transition Services ($)(1)	Other Payments ($)(2)	Deferred Compensation ($)(3)	PTO Payout ($)(4)	Welfare Benefits ($)(5)	Long-Term Compensation Awards ($)(6)	Total ($)
Mr. McQuilkin	120,000	596,814	—	49,480	22,388	—	788,682
Mr. Shay	120,000	—	596,814	54,790	16,965	—	788,569

(1)

Messrs. McQuilkin and Shay both agreed to provide limited transition services on a part-time basis for a period of 100 calendar days following their retirement date in exchange for $120,000, payable in 3 equal installments on May 1, 2018, June 1, 2018 and July 1, 2018.

(2)	Pursuant to the terms of the McQuilkin Retirement Agreement, Mr. McQuilkin will receive a lump sum payment of $596,814 by March 15, 2019.

(3)

Pursuant to the terms of the Shay Retirement Agreement, Mr. Shay received a lump sum payment of $596,814 that was deferred under the company’s non-qualified deferred compensation plan (“NQDC”). The deferred payment under the NQDC is scheduled to be paid on the fifth anniversary of Mr. Shay’s separation from service from the company.

(4)	Messrs. McQuilkin and Shay both received payment for all accrued, but unused paid time off, pursuant to company policy.

(5)	Pursuant to the terms the McQuilkin Retirement Agreement and the Shay Retirement Agreement, the company paid Messrs. McQuilkin’s and Shay’s COBRA payments for a one-year period.

(6)	Messrs. McQuilkin and Shay’s equity awards ceased to vest as of April 1, 2018; all outstanding, unvested, equity awards as of April 1, 2018, were forfeited.

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Chief Executive Officer Pay Ratio

We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform. The Compensation Committee monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The Compensation Committee reviewed a comparison of our Chief Executive Officer’s annual total compensation in fiscal year 2018 to that of the median of all other employees for that same period.

In June 2018, we acquired the Technicolor patent licensing business and employees located in both France and the United States. The approximately 65 employees were not included in our pay ratio, as permitted by the SEC rules. Excluding the acquisition, there were no significant changes to our global employee population, therefore, we are using the same median employee to calculate this year’s ratio.

Our Chief Executive Officer’s total 2018 compensation, as set forth in the Summary Compensation Table above, was approximately $3,009,287, and our median employee’s total 2018 compensation was approximately $193,156, making our Chief Executive Officer’s pay in 2018 approximately 16 times the pay of our median employee.

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EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the company’s equity compensation plan information relating to the common stock authorized for issuance under the company’s equity compensation plans as of December 31, 2018:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))(2)
Equity compensation plans approved by InterDigital shareholders	1,609,592	$57.27	1,760,435
Equity compensation plans not approved by InterDigital shareholders(3)	—	$—	—
Total	1,609,592	$57.27	1,760,435

(1)

Column (a) includes 271,895 shares of common stock underlying outstanding time-based RSU awards, 640,753 shares of common stock underlying outstanding performance-based RSU awards, assuming a maximum payout of 200% of the target number of performance-based awards after the end of the applicable performance period, and 335,188 shares of common stock underlying outstanding performance-based option awards, assuming a maximum payout of 200% of the target number of performance-based awards after the end of the applicable performance period, as well as 14,929 dividend equivalents credited in respect of the RSU awards. Because there is no exercise price associated with RSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). Dividend equivalents are paid in shares of common stock at the time, and only to the extent, that the related RSU awards vest.

(2)

On June 14, 2017, the company’s shareholders adopted and approved our 2017 Equity Incentive Plan (the “2017 Plan”), which provides for grants of stock options, stock appreciation rights, restricted stock, RSUs, performance units, performance shares and incentive cash bonuses. Amounts reported relate to securities available for future issuance under the 2017 Plan.

(3)	The company does not have any awards outstanding or shares remaining available for grant under equity compensation plans not approved by its shareholders.

65

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

How many shares of the company’s common stock do the directors, director nominees, executive officers and certain significant shareholders own?

The following table sets forth information regarding the beneficial ownership of the 32,061,093 shares of our common stock outstanding as of March 31, 2019, except as otherwise indicated below, by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, as well as by each director, each director nominee, each NEO and all directors and executive officers as a group. Except as otherwise indicated below and subject to the interests of spouses of the named beneficial owners, each named beneficial owner has sole voting and sole investment power with respect to the stock listed. None of the shares reported are currently pledged as security for any outstanding loan or indebtedness. If a shareholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of March 31, 2019, pursuant to SEC rules, we treat the common stock underlying those securities as beneficially owned by that shareholder, and as outstanding shares when we calculate that shareholder’s percentage ownership of our common stock. However, pursuant to SEC rules, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other shareholder.

	Common Stock
Name	Shares	Percent of Class
Directors and Director Nominees:
Joan H. Gillman(1)	4,005	*
S. Douglas Hutcheson(2)	11,033	*
John A. Kritzmacher	11,179	*
John D. Markley, Jr.(3)	3,992	*
William J. Merritt(4)	271,309	*
Jean F. Rankin	18,978	*
Philip P. Trahanas(5)	9,218	*
Named Executive Officers:
Kai O. Öistämö	11,458	*
Richard J. Brezski(6)	82,043	*
Jannie K. Lau(7)	40,561	*
Scott A. McQuilkin(8)	—	*
Lawrence F. Shay(9)	70,437	*
All directors, director nominees and executive officers as a group (12 persons)(10)	534,213	1.7%
Greater Than 5% Shareholders:
BlackRock, Inc.(11)	4,056,093	12.7%
55 East 52nd Street New York, New York 10055
The Vanguard Group(12)	3,301,768	10.3%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 3,681 shares of common stock that have vested but have been deferred by Ms. Gillman.

(2)	Includes 5,599 shares of common stock that have vested but have been deferred by Mr. Hutcheson.

(3)	Includes 2,021 shares of common stock that have vested but have been deferred by Mr. Markley.

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(4)

Includes 128,324 shares of common stock that Mr. Merritt has the right to acquire through the exercise of stock options within 60 days of March 31, 2019 and 3,297 whole shares of common stock beneficially owned by Mr. Merritt through participation in the 401(k) Plan.

(5)	Includes 6,195 shares of common stock that have vested but have been deferred by Mr. Trahanas.

(6)

Includes 47,413 shares of common stock that Mr. Brezski has the right to acquire through the exercise of stock options within 60 days of March 31, 2019 and 1,806 whole shares of common stock beneficially owned by Mr. Brezski through participation in the 401(k) Plan.

(7)	Includes 20,214 shares of common stock that Ms. Lau has the right to acquire through the exercise of stock options within 60 days of March 31, 2019.

(8)	Mr. McQuilkin was not an executive officer of the company as of March 31, 2019, but is an NEO for purposes of this proxy statement.

(9)

Includes 3,268 whole shares of common stock beneficially owned by Mr. Shay through participation in the 401(k) Plan. Mr. Shay was not an executive officer of the company as of March 31, 2019, but is an NEO for purposes of this proxy statement.

(10)

Includes: 326,610 shares of common stock that all directors, director nominees and executive officers as a group have the right to acquire through the exercise of stock options within 60 days of March 31, 2019; 17,496 shares of common stock that have vested but have been deferred by all directors, director nominees and executive officers as a group; and 8,371 whole shares of common stock beneficially owned by all directors, director nominees and executive officers as a group through participation in the 401(k) Plan.

(11)

As of December 31, 2018, based on information contained in the Schedule 13G/A filed on January 28, 2019 by BlackRock, Inc. With respect to the shares beneficially owned, BlackRock, Inc. reported that it has sole voting power with respect to 3,975,296 shares and sole dispositive power with respect to 4,056,093 shares.

(12)

As of December 31, 2018, based on information contained in the Schedule 13G/A filed on March 11, 2019 by The Vanguard Group. With respect to the shares beneficially owned, the Vanguard Group reported that it has sole voting power with respect to 50,742 shares, shared voting power with respect to 5,749 shares, sole dispositive power with respect to 3,248,987 shares and shared dispositive power with respect to 52,781 shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company has a written statement of policy with respect to related person transactions that is administered by the Audit Committee. Under the policy, a “Related Person Transaction” means any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between the company (including any of its subsidiaries) and a related person, in which the related person had, has or will have a direct or indirect interest. A “Related Person” includes any of our executive officers, directors or director nominees, any shareholder owning in excess of 5% of our common stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest. Related Person Transactions do not include certain transactions involving only director or executive officer compensation, transactions where the Related Person receives proportional benefits as a shareholder along with all other shareholders, transactions involving competitive bids or transactions involving certain bank-related services.

Pursuant to the policy, a Related Person Transaction may be consummated or may continue only if:

•	The Audit Committee approves or ratifies the transaction in accordance with the terms of the policy; or

•

The chair of the Audit Committee, pursuant to authority delegated to the chair by the Audit Committee, pre-approves or ratifies the transaction and the amount involved in the transaction is less than $100,000, provided that, for the Related Person Transaction to continue, it must be approved by the Audit Committee at its next regularly scheduled meeting.

It is the company’s policy to enter into or ratify Related Person Transactions only when the Audit Committee determines that the Related Person Transaction in question is in, or is not inconsistent with, the best interests of the company, including but not limited to situations where the company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or where the company provides products or services to Related Persons on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.

In determining whether to approve or ratify a Related Person Transaction, the committee takes into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction.

68

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

During 2018, did all directors and officers timely file all reports required by Section 16(a)?

Based upon a review of filings with the SEC furnished to us and written representations that no other reports were required, we believe that during and with respect to 2018 all of our directors and officers timely filed all reports required by Section  16(a) of the Exchange Act.

Shareholder Proposals

How may shareholders make proposals or director nominations for the 2020 annual meeting?

Shareholders interested in submitting a proposal for inclusion in our proxy statement for the 2020 annual meeting may do so by submitting the proposal in writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. To be eligible for inclusion in our proxy statement for the 2020 annual meeting, shareholder proposals must be received no later than December 28, 2019, and they must comply with all applicable SEC requirements. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement.

Our bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board and shareholder proposals that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at an annual meeting. Shareholder proposals and nominations may not be brought before the 2020 annual meeting unless, among other things, the shareholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our bylaws, and we receive the shareholder’s submission no earlier than March 14, 2020, and no later than April 13, 2020. However, if the date of our 2020 annual meeting is more than 30 days before or more than 60 days after the anniversary of our 2019 annual meeting, the submission and the required information must be received by us no earlier than the 90th day prior to the 2020 annual meeting and no later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which we first publicly announce the date of the 2020 annual meeting. Proposals or nominations that do not comply with the advance notice requirements in our bylaws will not be entertained at the 2020 annual meeting. A copy of the bylaws may be obtained on our website at http://ir.interdigital.com under the IR menu heading “Corporate Governance,” or by writing to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727.

Proxy Solicitation Costs and Potential Savings

Who pays for the proxy solicitation costs?

We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of the Notice, this proxy statement, the proxy card and any additional materials furnished to shareholders. Copies of proxy solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation materials to such beneficial owners. Our directors, officers or regular employees may supplement solicitation of proxies by mail through the use of one or more of the following methods: telephone, email, telegram, facsimile or personal solicitation. No additional compensation will be paid for such services. For 2019, we have also engaged Alliance Advisors, LLC, a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners for an anticipated fee of not more than $10,000.

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What is “householding” of proxy materials, and can it save the company money?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or in the future, you no longer wish to participate in householding and would prefer to receive a separate Notice or annual report and proxy statement, please notify us by calling (302) 281-3600 or by sending a written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727, and we will promptly deliver a separate copy of our Notice or annual report and proxy statement, as applicable. If you hold your shares in street name and are receiving multiple copies of the Notice or annual report and proxy statement and wish to receive only one, please notify your broker.

Annual Report on Form 10-K

How can I receive the annual report?

We will provide to any shareholder without charge a copy of our 2018 annual report on Form 10-K upon written request to our Corporate Secretary at InterDigital, Inc., 200 Bellevue Parkway, Suite 300, Wilmington, DE 19809-3727. Our 2018 annual report and this proxy statement are also available online at http://ir.interdigital.com/FinancialDocs.

Other Business

Will there be any other business conducted at the annual meeting?

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to in this proxy statement. If any other matter is properly brought before the annual meeting for action by shareholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

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APPENDIX A

Calculation of Normalized Cash Flow for 2016-2018 LTCP Goal

	For the Three Years Ended 12/31/18 ($, in thousands)
GOAL—Normalized Cash Flow for 2016-2018 LTCP
Total Cash Receipts	$1,554,391
Adjustment to normalize cash inflow (1)	$(38,912)

Normalized Cash Receipts		$1,515,479
Total Operating Expenses	$704,800
Less Defined Non-Cash Expenses (2)
Depreciation and amortization	$(175,914)
Other share-based compensation	$(8,666)
Add Capital Expenditures
Purchases of property and equipment	$10,529
Capitalized patent costs	$99,660
Less Additional Items (3)
Performance-based compensation	$(89,455)
Severance	$(4,100)
Net loss attributable to noncontrolling interest	$(11,493)

Normalized Expenses		$525,361

Normalized Cash Flow—Actual		$990,118

Normalized Cash Flow Range—Goal	$800,000 - $1,000,000
Total Achievement 2016-2018 LTCP Goal (4)		100%

(1)

As discussed in “Compensation Discussion and Analysis, “we normalize the cash inflow under our license agreements to treat all licensing revenue as if it were negotiated as royalty bearing over the life of the agreement.

(2)	Defined non-cash expenses include depreciation, patent amortization, and other share-based compensation (i.e. share-based awards other than those granted to employees under the LTCP).

(3)

As discussed in “Compensation Discussion and Analysis,” we also exclude certain items that (a) make the calculation iterative (e.g., performance-based compensation) or (b) are non-operational or non-recurring (e.g., repositioning costs, severance, etc.) in nature.

(4)	As discussed in “Compensation Discussion and Analysis, “for performance-based RSUs, 100% achievement of the associated performance goals results in a full vesting of the associated RSUs at target.

A-1	Proxy Statement

INTERDIGITAL, INC. 200 BELLEVUE PARKWAY, SUITE 300 WILMINGTON, DE 19809-3727

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 11, 2019 for shares held directly and by 11:59 P.M. Eastern Time on June 9, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to IDCC.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 11, 2019 for shares held directly and by 11:59 P.M. Eastern Time on June 9, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E69637-P22916              KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERDIGITAL, INC.
The Board of Directors recommends you vote FOR the election of each of the following nominees:
1.	Election of Directors

	Nominees:	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

	1a. Joan H. Gillman	☐	☐	☐	2.	Advisory resolution to approve executive compensation.	☐	☐	☐

	1b. S. Douglas Hutcheson	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of InterDigital, Inc. for the year ending December 31, 2019.	☐	☐	☐

	1c. John A. Kritzmacher	☐	☐	☐	NOTE: THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF THE 2019 ANNUAL MEETING OF SHAREHOLDERS, THE PROXY STATEMENT AND THE 2018 ANNUAL REPORT.
	1d. John D. Markley, Jr.	☐	☐	☐

	1e. William J. Merritt	☐	☐	☐

	1f. Jean F. Rankin	☐	☐	☐

	1g. Philip P. Trahanas	☐	☐	☐

For address changes/comments, mark here. (see reverse side for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)		Date

INTERDIGITAL, INC.

2019 Annual Meeting of Shareholders

June 12, 2019

2:00 P.M. Eastern Time

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Meeting, Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

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E69638-P22916

INTERDIGITAL, INC.

2019 Annual Meeting of Shareholders

To Be Held June 12, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of InterDigital, Inc., a Pennsylvania corporation, revoking all previous proxies, hereby appoints Richard J. Brezski and Jannie K. Lau, and each of them acting individually, with full power of substitution, as the proxies of the undersigned to vote, as indicated on the reverse side of this proxy card and in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof, and to vote in accordance with the recommendations of the Board of Directors on all matters as to which a choice is not specified by the undersigned shareholders, all shares that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of InterDigital, Inc. to be held on Wednesday, June 12, 2019, at 2:00 P.M. Eastern Time via the Internet at IDCC.onlineshareholdermeeting.com, and at any adjournment or postponement thereof.

Record holders who attend the virtual annual meeting may vote via the Internet during the meeting; such vote will supersede this proxy. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side